                                                                    CONFIDENTIAL
================================================================================

                            STOCK PURCHASE AGREEMENT

                          Dated as of October 31, 1995

                                     between

                           Analysis & Technology, Inc.

                                       and

                      General Electric Capital Corporation

                           With Respect to All of the

                                 Common Stock of

                         General Systems Solutions, Inc.

================================================================================

                                TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----

1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       SALE OF SHARES AND CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.1.       Purchase and Sale of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.2.       Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3.       Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

3.       REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.1.       Authority; Consents; Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.2.       Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3.       No Conflicts or Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4.       Organization and Standing of Seller and the Company   . . . . . . . . . . . . . . . . . . . . . . .  11
         3.5.       Corporate Documents and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.6.       Capital Stock of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.7.       Title to Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.8.       Equity Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.9.       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.10.      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.11.      Absence of Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.12.      Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.13.      Litigation, Claims, and Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.14.      Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.15.      Employee and Labor Relations; Pension and Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . .  21
         3.16.      Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.17.      Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.18.      Operations Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.19.      Customer Accounts Receivable; Contracts in Process  . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.20.      Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.21.      Intercompany Services and Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.22.      Bank Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.23.      Corporate Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.24.      Effect of Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.25.      Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.26.      Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

4.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.1.       Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.2.       Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.3.       No Conflicts or Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.4.       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.5.       Purchase for Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                      (i)
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
5.       COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.1.       Contract and Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.2.       HSR Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.3.       Investigation by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.4.       No Negotiations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.5.       Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.6.       Financial Statements and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.7.       Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.8.       Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.9.       Participation in Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.10.      No Charter Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.11.      No Issuance of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.12.      No Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.13.      No Disposal of Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.14.      No Breach or Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.15.      Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.16.      No Acquisitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.17.      Intercompany Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.18.      Resignations of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.19.      Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.20.      Use of Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.21.      Navy Contracts and Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.22.      Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.23.      Notice and Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.24.      Consent and Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.25.      Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

6.       COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.1.       Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.2.       HSR Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.3.       Notice and Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.4.       Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.5.       Assumption of Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

7.       CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.1.       Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.2.       Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.3.       Officer's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.4.       No Injunction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.5.       No Proceeding or Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.6.       Consents and Authorizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.7.       Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.8.       Navy Contracts and Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.9.       Option Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.10.      Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.11.      Access to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

8.       CONDITIONS TO OBLIGATIONS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


                                      (ii)

         8.1.       Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.2.       Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.3.       Officer's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.4.       No Injunction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         8.5.       No Proceeding or Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         8.6.       Consents and Authorizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         8.7.       Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44


                                     (iii)

9.       SURVIVAL OF PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.1.       Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.2.       Survival of Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.3.       Pursuit of Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

10.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.1.      Indemnification by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.2.      Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.3.      Basket  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.4.      Non-Basket  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.5.      Cap   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.6.      Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.7.      Procedures Relating to Tax Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.8.      Indemnification Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

11.      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.1.      Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.2.      Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

12.      POST-CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.1.      Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.2.      Section 338(h)(10) Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         12.3.      Use of "GSS Government Services"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.4.      State of Connecticut Uninsured Program  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.5.      Employee Benefit Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.6.      Acknowledgement of CII Agreement Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.7.      Employee Payroll  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

13.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         13.1.      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         13.2.      Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         13.3.      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         13.4.      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         13.5.      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         13.6.      Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         13.7.      Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         13.8.      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         13.9.      Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         13.10.     Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         13.11.     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         13.12.     No Third Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         13.13.     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         13.14.     Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         13.15.     No Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         13.16.     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

                                      (iv)

                                  EXHIBIT LIST

Exhibit A            Option Holder Agreement

Exhibit B            Form of Opinion of Cummings & Lockwood, counsel to Seller

Exhibit C            Form of Opinion of in-house counsel to Buyer


                                      (v)

                                 SCHEDULE INDEX

         Schedule 3.1.2           Requisite Consent and Approval

         Schedule 3.3             Conflicts and Violations

         Schedule 3.4.3           Jurisdictions of Qualification

         Schedule 3.4.4 List of Officers and Directors of the Company and Powers of Attorney Granted by the Company

         Schedule 3.6.1           Capital Stock of the Company

         Schedule 3.6.3 Warrants, Options and Other Rights with Respect to the Company's Shares

         Schedule 3.6.4           Option Holders

         Schedule 3.9             Financial Statements

         Schedule 3.11            Changes in Salary, Wages and
                                  Other Compensation

         Schedule 3.11.2(e)       Borrowing and Deferred Purchase
                                  Price Obligation

         Schedule 3.11.2(l)       Write-Offs and Write-Downs

         Schedule 3.11.2(p)       Contract Liability

         Schedule 3.12.1          Unfiled Tax Returns

         Schedule 3.13            Litigation, Claims and Investigations

         Schedule 3.15.1          Employee Benefit Plans

         Schedule 3.15.17         Employment Contracts

         Schedule 3.16.1          Leased Personal Property

         Schedule 3.16.2          Leased Real Property

         Schedule 3.16.3          Tangible Personal Property Liens

         Schedule 3.16.4          Intellectual Property

         Schedule 3.17.1          New Contracts


                                      (vi)

         Schedule 3.17.2          Amendments to Contracts

         Schedule 3.17.3          Pending Contracts

         Schedule 3.17.4          Inactive Government Contracts

         Schedule 3.18            Insurance

         Schedule 3.20            Licenses and Permits

         Schedule 3.21            Intercompany Services and Liabilities

         Schedule 3.22            Bank Relationships

         Schedule 5.21            Company Employees Servicing
                                  Navy Contracts


                                     (vii)

                            STOCK PURCHASE AGREEMENT

                 THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 31, 1995, by and between Analysis & Technology, Inc., a Connecticut corporation ("Seller"), and General Electric Capital Corporation, a New York corporation ("Buyer"), with reference to the following facts:

                 A. Buyer desires to purchase, on the terms and subject to the conditions set forth in this Agreement, all the issued and outstanding shares of common stock (the "Common Stock") of General Systems Solutions, Inc., a Connecticut corporation (the "Company").

                 B. Seller currently owns all of the issued and outstanding shares of the Common Stock, but there are certain employees of Seller or the Company who currently hold options to purchase shares of common stock of the Company ("Option Holders").

                 C. As part of Buyer's purchase of the Common Stock and concurrently therewith, the options held by Option Holders will vest and the Option Holders who are employees of the Company will exercise their options and all such shares of common stock shall be sold to Buyer. Three Option Holders are employees of Seller and have determined not to exercise their options but to tender them for cancellation to the Company prior to the Buyer's purchase.

                 NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS

                 Whenever used in this Agreement, the following words and phrases shall mean:

                  1.1. "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

                  1.2. "Agreement" shall mean this Stock Purchase Agreement, together with the exhibits and schedules attached hereto.

                  1.3. "Assets" shall mean all assets or properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated) owned by a specified Person, including without limitation cash, cash equivalents, securities (including capital stock and securities of Affiliates), accounts and notes receivable, leasehold interests, contract rights, Books and Records, computer software, real estate, equipment, furniture, fixtures, intellectual property, goodwill, and going-concern value.

                  1.4. "Balance Sheet" shall mean the unaudited Commercial Business balance sheet of the Company as of August 31, 1995.

                  1.5. "Books and Records" shall mean all accounting, financial reporting, Tax, business, marketing, legal, corporate, and other files, documents, instruments, papers, books, and records of a specified Person, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, legal documents, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, licenses, investor lists, registered representative lists, reports, computer tapes, discs, and other files, retrieval programs, operating data or plans, and environmental studies or plans.

                  1.6. "Buyer" shall mean General Electric Capital Corporation, a New York corporation.

                  1.7. "Buyer Party" shall mean Buyer, any Affiliate of Buyer (including the Company after the Closing), or any officer, director, or employee of Buyer or of any Affiliate of Buyer.

                  1.8. "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.3 hereof.

                  1.9. "Closing Date" shall mean the date the Closing occurs.

                  1.10. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

                  1.11. "Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor code), and the rules and regulations promulgated thereunder.

                  1.12. "Commercial Business" shall mean all of the business and operations conducted by the Company except the business related to the Navy Contracts.

                  1.13. "Common Stock" shall mean the issued and outstanding common stock of the Company which has been issued prior to the Closing.

                  1.14. "Company" shall mean General Systems Solutions, Inc., a Connecticut corporation.

                  1.15. "Company Employee" shall have the meaning ascribed to it in Section 5.9 hereof.

                  1.16. "Contract" shall mean any agreement, lease, sublease, license, franchise, sublicense, promissory note, evidence of indebtedness, or other contract or commitment.

                  1.17. "Damages" shall mean any and all monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses (including without limitation punitive, treble, or other exemplary or extra contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries, environmental consultants, engineers, and geologists, and other experts, and other expenses of litigation or of any claim, default, or assessment).

                  1.18. "Disclosed Contracts" shall mean all of the executed written agreements (including executed written amendments and modifications) listed on Schedule 3.17.1 hereof.

                  1.19. "Election" shall have the meaning ascribed to it in
Section 12 hereof.

                  1.20. "Election Notice" shall have the meaning ascribed to it in Section 12.2 hereof.

                  1.21. "Employee Benefit Plan" shall have the meaning ascribed to it in Section 3.15 hereof.

                  1.22. "Environmental Claim" shall mean any written accusations, allegations, notice of violation, fines, penalties, action, claim, Lien, demand, abatement or other writ, judgment, decree, injunction, or similar order or direction (conditional or otherwise) by any governmental authority or any Person for or relating to personal injury (including sickness, disease, or death), tangible or intangible property damage, damage to or other adverse effect on the environment (including natural resources), nuisance, pollution, or contamination, if resulting from or based upon (i) the existence, or the continuation of the existence, of a Release of, or exposure to, any Hazardous Material or other substance, chemical, material, pollutant, contaminant, odor, audible noise, or other Release in, into, or onto the environment (includ-ing without limitation the air, soil, surface water, or ground water) at, in, by, from, or related to any real property owned or leased by the Company or any activities conducted thereon; (ii) the environmental aspects of the transportation, storage, treatment, handling, or disposal of Hazardous Materials by the Company; or (iii) the violation or alleged violation by the Company of any Environmental Laws or any order or Environmental Permits of or from any governmental authority relating to environmental matters.

                  1.23. "Environmental Law" shall mean any Law concerning Releases into any part of the natural environment or concerning activities that might result in damage to the natural environment or any Law relating to the environment or to protecting or improving the quality of the natural environment and protecting public and employee health and safety, including without limitation the Comprehensive Environment Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 2601 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 36 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) as such Laws have been amended or supplemented, and the regulations promulgated thereto, and any and all analogous state or local statutes.

                  1.24. "Environmental Lien" shall mean any Lien in favor of any governmental entity for Environmental Claims or Remedial Actions.

                  1.25. "Environmental Permit" shall mean any permit, approval, authorization, license variance, registration, or permission required under any Environmental Laws and all supporting documents associated therewith.

                  1.26. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

                  1.27. "ERISA Affiliate" shall mean any Person under common control (as defined in Section 414 of the Code), or treated (under Section 414(b), (c), (m), or (o) of the Code) as a single employer, with Seller or the Company.

                  1.28. "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

                  1.29. "Hazardous Materials" shall mean any chemical, substance, material, or waste which is regulated by any state or local governmental authority, or by the United States or other national government, including without limitation (i) petroleum, petroleum products, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, flammable substances, explosives, and radioactive materials, (ii) any other material or substance which is defined, now or hereafter, as a "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "subject waste," "contaminant," "toxic waste," "pollutant," or "toxic substance" under any provision of Environmental Law, and (iii) any other chemical, material, or substance, the exposure of which is now or hereafter prohibited, limited, or regulated by or under any Environmental Law.

                  1.30. "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended, and the rules and regulations promulgated thereunder.

                  1.31. "Inactive Government Contracts" shall mean those Contracts identified in Schedule 3.17.4.

                  1.32. "Indemnitee" shall mean a Person claiming indemnification under Section 10 hereof.

                  1.33. "Indemnifying Party" shall mean a Person against whom claims of indemnification are being sserted under Section 10 hereof.

                  1.34. "IRS" shall mean the United States Internal Revenue Service or any successor agency.

                  1.35. "Laws" shall mean all laws (including Environmental
Laws), statutes, ordinances, or regulations of the United States of America, or any state, city, county, municipality, court, agency, department, commission, or instrumentality thereof.

                  1.36. "Liabilities" shall mean all debts, obligations, and other liabilities of any nature (whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due) of a Person.

                  1.37. "Lien" shall mean any mortgage, pledge, assessment, security interest, lien, levy, charge, or other encumbrance, or any conditional sale Contract, or title retention Contract.

                  1.38. "Material Adverse Effect" shall mean (i) an act, omission, occurrence or event which will or may reasonably be expected to result in, or has resulted in, (A) a Liability of the Company or a Lien on its Assets, in either case, in excess of $30,000, or (B) a Non Material Event if there are or have been other Non Material Events which when added together with this Non Material Event collectively exceed $80,000; or (ii) an act, omission, occurrence or event which will or may reasonably be expected to impair, or has impaired, the ability of the Company to carry on its business in the ordinary course consistent with past practice or the ability of Seller to perform its obligations under this Agreement, in either case, if such impairment results in, or has resulted in, losses or other types of Damages or Liabilities to the Company or Buyer individually in excess of $30,000 or, if a Non Material Event when added to other Non Material Events collectively exceed $80,000; or (iii) an act, omission, occurrence or event which will or may reasonably be expected to adversely affect the validity or enforceability of this Agreement.

                  1.39. "Multiemployer Plan" shall have the meaning ascribed to it in Section 3.15 hereof.

                  1.40. "Navy Contracts" shall mean any and all Contracts in force directly or indirectly between the Company, as contractor, subcontractor or otherwise, and the United States Navy or any other governmental entity or department operating under the control of or at the request of the United States Navy.

                  1.41. "Net Worth" shall mean the result of the following calculation: the sum of the assets identified on the Balance Sheet set forth in
Schedule 3.9 as (i) Accounts Receivable, (ii) Contracts in Process, including unbilled receivables, (iii) Prepaid Expenses, (iv) Employee Receivables, (v) Inventory, (vi) Property and Equipment, Office Equipment and Leasehold Improvements, reduced by Accumulated Depreciation, and (vii) Deposits less the sum of the current liabilities identified on such Balance Sheet as (a) Accounts Payable, (b) Funds Due DMV, (c) Customer Deposits and (d) Accrued Miscellaneous Expenses.

                  1.42. "Non Material Event" shall mean an act, omission, occurrence or event which, when considered for the purpose of determining whether it constitutes a Material Adverse Effect, will or may reasonably be expected to result in, or has resulted in, a Liability of the Company or a Lien on its Assets not exceeding $30,000.

                  1.43. "Option Holder Agreement" shall mean an agreement in the form of Exhibit A hereto executed by Buyer and an Option Holder.

                  1.44. "Option Holders" shall mean all Persons with options issued by the Company to acquire certain shares of common stock of the Company, each being identified on Schedule 3.6.4.

                  1.45. "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA.

                  1.46. "Pension Plan" shall have the meaning ascribed to it in
Section 3.15 hereof.

                  1.47. "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

                  1.48. "Purchase Price" shall have the meaning ascribed to it in Section 2.2 hereof.

                  1.49. "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration (including without limitation, sudden, non-sudden, accidental, or non- accidental) of any Hazardous Material into the indoor or outdoor environment or into or out of any property owned, operated, or leased by the Company.

                  1.50. "Remedial Action" shall mean all actions, including without limitation any capital expenditures, required or voluntarily undertaken to (i) abate, clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care with regard to an Environmental Claim or a Hazardous Material; or (iv) bring any real property facility into compliance with all Environmental Laws and Environmental Permits.

                  1.51. "Seller" shall mean Analysis & Technology, Inc., a Connecticut corporation.

                  1.52. "Seller Party" shall mean Seller, any Affiliate of Seller (including the Company before the Closing), or any officer, director, or employee of Seller or of any Affiliate of Seller.

                  1.53. "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or Liabilities, including without limitation (i) income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, import, export, withholding, employment, payroll, medicare, estimated and franchise taxes imposed by the United States of America, any state, county, local, or foreign government, or any subdivision, agency, or other similar Person of the United States, or any such government; and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

                  1.54. "Tax Claim" shall have the meaning ascribed to it in
Section 10.7 hereof.

                  1.55. "Tax Returns" shall mean any report, return, statement, or other information required to be supplied to a taxing authority in connection with Taxes.

                  1.56. "WARN" shall mean the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law.

                  1.57. "Year End GAAP Financial Statements" shall mean the unaudited Commercial Business balance sheet of the Company as of March 31, 1995, and the related statements of income, changes in shareholders' interest, and cash flow of the Company for the year then ended.

                  Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this Agreement; (iv) the term "Section" refers to the specified Section of this Agreement; and (v) the phrase "in the ordinary course of business and consistent with past practice" refers to the business, operations, affairs, and practice of the Company in each case consistent with past practices of such business, operations, and affairs.

         2. SALE OF SHARES AND CLOSING

                  2.1. Purchase and Sale of Shares. Subject to the terms and conditions, and in reliance upon the representations and warranties, set forth in this Agreement, Seller agrees to sell the Common Stock to Buyer and Buyer agrees to purchase the Common Stock from Seller.

                  2.2. Purchase Price. The aggregate purchase price for the Common Stock and all common stock to be issued to Option Holders shall be Nine Million Two Hundred Fifty Thousand Dollars ($9,250,000) (the "Purchase Price"), payable to Seller and Option Holders at the Closing.

                  2.3. Closing.

                          2.3.1. The Closing activities will take place at the
Hartford office of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 225 Asylum Street, Hartford, Connecticut 06103, at 9:00 a.m., local time on October 30, 1995. The Closing shall be deemed to have occurred as of the end of business on October 31, 1995, which shall be the Closing Date.

                          2.3.2. At the Closing, Buyer will (i) pay the Purchase
Price to Seller by wire transfer of immediately available funds to such account as Seller and Option Holders specify to Buyer in writing at least two business days before the Closing Date and pay Option Holders by check; and (ii) deliver to Seller such documents and instruments required to be delivered by Buyer under the terms of this Agreement.

                          2.3.3. At the Closing, Seller will deliver to Buyer
(i) a certificate or certificates representing all the Common Stock, in appropriate form of transfer to Buyer and accompanied by stock powers duly executed in blank; and (ii) such other documents and instruments required to be delivered by Seller under the terms of this Agreement, and the Option Holders will deliver the Option Holder Agreements and related documents and instruments envisioned by Section 7.11 hereof in connection with Buyer's purchase of the shares of the common stock from Option Holders.

                          2.3.4. At the Closing, Seller and Buyer will jointly
prepare a settlement sheet setting forth the distribution of the Purchase Price to the recipients thereof, in accordance with this Agreement and the Option Holder Agreements.

        3.    REPRESENTATIONS AND WARRANTIES OF SELLER

              Seller hereby represents and warrants to Buyer as follows:

                  3.1. Authority; Consents; Approvals.

                          3.1.1. Seller has all requisite corporate power and
authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly taken.

                          3.1.2. Schedule 3.1.2 hereof sets forth consents,
approvals, actions of, filings with or notice to Persons, governmental or regulatory bodies or judicial authorities which may be required to be obtained by Seller or the Company for consummation by Seller of the transactions contemplated hereby, none of which if not obtained will constitute a Material Adverse Effect except for items A.1. and A.4. of Schedule 3.1.2. Except as set forth in the immediately preceding sentence the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby do not require Seller or the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person or any governmental or regulatory body, or judicial authority, except those which if they are not obtained or made will not constitute a Material Adverse Effect. Buyer acknowledges that items A.8. and A.10. of Schedule 3.1.2 pertain to Buyer's assumption of guaranties as set forth in Section 6.5.

                  3.2. Execution and Delivery. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                  3.3. No Conflicts or Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with or result in any violation or default (with or without notice or lapse of time, or both) under, or give right to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Assets or common stock of the Company under, any provision of (i) the applicable Connecticut corporation laws, (ii) the Certificate of Incorporation, By-laws or other charter or corporate governance document of Seller or the Company, (iii) other than as set forth in the next succeeding sentence and except as either disclosed on Schedule 3.3 hereof or not so disclosed, neither of which will constitute a Material Adverse Effect, any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller or the Company is a party or by which any of their respective Assets are bound, or (iv) any judgment, order or decree, or, except as will not constitute a Material Adverse Effect, any statute, law, ordinance, rule or regulation of any jurisdiction applicable to Seller or the Company or the Assets of Seller or the Company. Buyer acknowledges that the conflict or violation under items A.1. and A.3. of Schedule 3.3 may constitute a Material Adverse Effect, for which Seller will not be responsible, and that items A.9. and A.10. of Schedule 3.3 pertain to Buyer's assumption of guaranties as set forth in Section 6.5 hereof.

                  3.4. Organization and Standing of Seller and the Company.

                          3.4.1. Seller is duly organized, validly existing and
in good standing under the Laws of Connecticut. The Company is duly organized, validly existing and in good standing under the Laws of the State of Connecticut.

                          3.4.2. Each of Seller (but, as regards the Seller,
only with respect to the transactions contemplated hereby or its activities relating to the Company) and the Company has full corporate power and authority, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it, to own, operate, lease or otherwise hold its Assets and to carry on its business as presently conducted, except those the absence of which will not constitute a Material Adverse Effect. Neither Seller nor Company has assigned, transferred or otherwise granted to any Person a right, interest or license in the corporate name of the Company.

                          3.4.3. Each of Seller (but, as regards Seller, only
with respect to the transactions contemplated hereby or its activities relating to the Company) and the Company is duly qualified and in good standing or otherwise authorized as a foreign corporation to transact business in each jurisdiction in which the nature of its business or ownership, leasing or holding of its Assets makes such qualification or authorization necessary except as will not constitute a Material Adverse Effect (including nonqualification in Florida). A list of the jurisdictions in which the Company is so qualified or authorized is set forth on Schedule 3.4.3.

                          3.4.4. Schedule 3.4.4 contains a true and correct list
of (i) the officers and directors of the Company, and (ii) all powers of attorney granted by the Company.

                  3.5. Corporate Documents and Records. Seller has heretofore delivered to Buyer true, complete and correct copies of the Company's Certificate of Incorporation, as amended, the Company's By-laws, as in effect on the date hereof, and the Company shareholder, director and committee minute books, complete through the date of delivery. After the delivery thereof and before Closing, there have been no shareholder, director or committee meetings other than as necessary for the consummation of the transactions contemplated hereby or in the ordinary course of business and consistent with past practice. The stock certificate and transfer books of the Company are, in all respects, true and complete. The minute books of the Company contain a true and complete record, in all respects, of all actions taken at all meetings, and by all written consents in lieu of meetings, of each of the Company's stockholders, boards of directors, and committees thereof. Such books and records have been maintained, in all respects, in accordance with good business and bookkeeping practices.

                       3.6. Capital Stock of the Company.

                          3.6.1. Schedule 3.6.1 contains a true and complete
list of the authorized capital stock of the Company, identifying the type of stock, the par value thereof, and prior to the exercise by Option Holders of their options, the amount issued, the amount outstanding, and the owner thereof.

                          3.6.2. All issued and outstanding shares of capital
stock of the Company are duly authorized, validly issued, fully paid, nonassessable and are owned beneficially and of record as disclosed in Schedule 3.6.1, free and clear of all Liens and claims.

                          3.6.3. The Common Stock issued to Seller constitutes
all of the issued and outstanding capital stock of the Company, and prior to the exercise by Option Holders of their options, there are no other shares of capital stock or other equity securities of the Company outstanding. Except as disclosed in Schedule 3.6.3, none of the Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as disclosed in Schedule 3.6.3, there are no outstanding warrants, options, phantom stock rights, convertible or exchangeable securities or other commitments or Contracts of any kind (other than this Agreement) pursuant to which (i) Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or (ii) give any Person the right to participate in the equity, income, voting or election of directors or officers of the Company, and there are no equity securities of the Company reserved for issuance for any purpose.

                          3.6.4. Schedule 3.6.4 contains a true and complete
list of Option Holders with options to acquire capital stock of the Company with a description of the amount and type of capital stock each Option Holder has a right to acquire. The Disclosed Contracts contain all of the terms and conditions of the rights of Option Holders with respect to the capital stock of the

Company. At the time of the sale to Buyer of the shares of common stock by Option Holders in accordance with Schedule 3.6.4, each Option Holder will be the registered owner of, and directly will have good and valid title to, such shares, free and clear of any and all Liens and claims of any Person; all such shares of common stock will have been duly authorized and will be validly issued, fully paid and nonassessable; and there will be no existing or outstanding options, warrants, calls, rights, commitments, undertakings, restrictions, arrangements or agreements of any character that relate to the authorization, issuance, sale, purchase or redemption of such shares.

                  3.7. Title to Shares. Assuming Buyer has the requisite power and authority to be the lawful owner of the Common Stock and the common stock to be issued to Option Holders, upon delivery to Buyer at the Closing of certificates representing the Common Stock duly endorsed by Seller for transfer to Buyer and certificates representing the common stock to be issued to Option Holders duly endorsed by Option Holders for transfer to Buyer and upon Seller's receipt of the Purchase Price, good and valid title to the Common Stock and the common stock to be issued to Option Holders will pass to Buyer, free and clear of any Liens or claims other than those arising from acts of Buyer or its Affiliates.

                  3.8. Equity Interests. The Company does not own any capital stock or other equity interests of any Person or otherwise control any Person, whether directly or indirectly, whether through the ownership of securities or by Contract or proxy, or whether alone or in combination with others.

                  3.9. Financial Statements. Seller has previously delivered to Buyer true, accurate and complete copies of the following (the "Financial Statements"):

                      (a) the unaudited Commercial Business balance sheets of the Company as of March 31, 1993, 1994 and 1995, and the related Commercial Business statements of income, changes in stockholder's equity, and cash flow of the Company for each of the years then ended as set forth on Schedule 3.9; and

                      (b) the unaudited combined and combining balance sheets and statements of income of the Company as of and for the period from April 1, 1995 through August 31, 1995, and as of and for the year ended March 31, 1995, including worksheets detailing the process used to derive such combining and combined balance sheets and statements of income and de-consolidating the Commercial Business from the total Company as set forth in Schedule 3.9.

The Financial Statements have been prepared in conformity with GAAP consistently applied (except for the exclusion of notes to the Financial Statements) and, on that basis, fairly and accurately present the financial condition of the Company as of the respective dates thereof and the related results of operations and cash flow and changes in shareholders' interest of the Company for the respective periods covered thereby, subject, in the case of interim financial statements, to normal recurring year-end adjustments.

                  3.10. No Undisclosed Liabilities. Except for those amounts disclosed in Section 12.5 hereof and those items identified as A.1., A.3., A.9. and A.10. on Schedule 3.3, the Company does not have any Liabilities which are not disclosed in the Balance Sheet, except for Liabilities which (i) are not required by GAAP to be disclosed in the Financial Statements, (ii) have been incurred, if after the date of this Agreement, in the ordinary course of business and consistent with past practice and not in violation of this Agreement, and (iii) will not constitute a Material Adverse Effect.

                  3.11. Absence of Changes or Events.

                          3.11.1. There has not been, occurred, or arisen, after
August 31, 1995, any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), circumstance, or state of facts of any character which constitutes a Material Adverse Effect.

                          3.11.2. Since August 31, 1995, Seller has caused the
business of the Company to be conducted, and the Company has operated only, in the ordinary course and in substantially the same manner as presently conducted; and Seller has made all reasonable efforts consistent with past practices to preserve the Company's relationships with customers, suppliers and others with whom the Company deals, and the Company has not taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 5, and, without limiting the generality of the foregoing, there has not been, occurred, or arisen:

                          (a) except with respect to Option Holders and as shown
in the Disclosed Contracts, any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any such stock or of any interest in or right to acquire any such stock;

                          (b) any employment, deferred compensation, or other
salary, wage, or compensation Contract entered into between the Company and any of its officers, directors, employees, agents, consultants, or similar representatives, except (i) for normal and customary Contracts in the ordinary course of business and consistent with past practice and disclosed to Buyer before the date of this Agreement, (ii) except as set forth on Schedule 3.11.2, subpart (b), any increase in the salary, wages, or other compensation of any kind, whether current or deferred, of any officer, director, employee, agent, consultant, or other similar representative of the Company other than increases that were made in the ordinary course of business and consistent with past practice and that did not result in an increase of more than 4% of the respective salary, wages, or compensation of any such Person, or
(iii) any creation of any Employee Benefit Plan or any contribution (other than contributions in the ordinary course of business and consistent with past practice and disclosed to Buyer before the date of this Agreement), amendment, or modification to any Employee Benefit Plan;

                          (c) except with respect to Option Holders and as shown
in the Disclosed Contracts, any issuance, sale, or disposition by the Company of any debenture, note, stock, or other security issued by the Company or any modification or amendment of any right of the holder of any outstanding debenture, note, stock, or other security issued by the Company;

                          (d) any Lien created on or in any of the Assets of the
Company or any Lien assumed by the Company with respect to any of such Assets;

                          (e) except as set forth on Schedule 3.11.2, subpart
(e), any Liability involving the borrowing of money or the incurrence of any deferred purchase price obligation (other than trade credit incurred in the ordinary course of business and consistent with past practice) by the Company;

                          (f) any Liability incurred by the Company in any
transaction not involving the borrowing of money which individually or in the aggregate exceeds $50,000 constitutes a Material Adverse Effect;

                          (g) any damage, destruction, or loss (whether or not
covered by insurance) affecting any of the Assets of the Company, which damage, destruction, or loss individually or in the aggregate along with any amounts arising under subsection (l) of this Section 3.11.2, exceeds $50,000;

                          (h) any work stoppage, strike, labor difficulty, or
union organizational campaign (in process or threatened) at or affecting the Company;

                          (i) any change in any underwriting, investment,
financial reporting, Tax, or accounting practice or policy followed by the Company, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for any other tax or accounting purposes;

                          (j) any payment, prepayment, discharge, or
satisfaction by the Company of any Lien or Liability other than Liens or Liabilities of the Company that were paid, discharged, or satisfied in the ordinary course of business and consistent with past practice;

                          (k) any cancellation of any Liability owed to the
Company by any other Person or any extinguishment of any Lien granted to the Company;

                          (l) any write-off or write-down of, or any
determination to write off or write down, the Assets of the Company or any portion thereof, except for (i) write-offs or write-downs which do not individually or in the aggregate, along with any amounts arising under subsection (g) of this Section 3.11.2, exceed $50,000 or (ii) those reflected on
Schedule 3.11.2, subpart (l);

                          (m) except for the Navy Contracts and the assets
associated therewith transferred to Seller and the transfer of all cash available in the Company's depository accounts to the Seller, any sale, transfer, or conveyance of any investments, or any other Assets, of the Company other than the payment of normal operating expenses in the ordinary course consistent with past practices;

                          (n) any amendment, termination, waiver, disposal, or
lapse of, or other failure to preserve, any license, permit, or other form of authorization of the Company;

                          (o) any transaction or arrangement under which the
Company paid, lent, or advanced any amount to or in respect of, or sold, transferred, or leased any of its Assets or any services to, (i) Seller, (ii) any officer or director of the Company, of Seller, or of any Affiliate of Seller (other than the Company), (iii) any Affiliate of Seller (other than the Company), of the Company, or of any such officer or director, or (iv) any business or other Person in which Seller, the Company, any such officer or director, or any such Affiliate has any interest, except for payments of salaries, wages, and other employee benefits to officers or directors of the Company in the ordinary course of business and consistent with past practice and except for advances made to, or reimbursements of, officers or directors of the Company for travel and other business expenses in reasonable amounts in the ordinary course of business and consistent with past practice;

                          (p) Except as set forth in Schedule 3.11.2, subpart
(p), any amendment of, any failure to perform any of its obligations under, any default under, any waiver of any right under, or any termination (other than on the stated expiration date) of, any Contract that involves or may reasonably be expected to involve the annual expenditure or receipt by the Company of more than $50,000 or which would otherwise constitute a Material Adverse Effect;

                          (q) any amendment to the Certificate of Incorporation
or Bylaws of the Company;

                          (r) any expenditure or commitment for additions to
property, plant, equipment, or other tangible or intangible capital assets of the Company, which expenditure or commitment exceeds $50,000 individually or in the aggregate;

                          (s) any Contract to take any of the actions described
in this Section 3.11 other than actions expressly permitted under this Section 3.11.

                  3.12 Taxes.

                          3.12.1. Except as provided in Schedule 3.12.1, all Tax
Returns required to be filed by or with respect to the Company or any member of an affiliated group have been duly and timely filed, and all such Tax Returns are true and complete in all respects. The Company (i) has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for the periods covered by such Tax Returns or
(ii) has duly provided for all such Taxes in its Year End GAAP Financial Statements. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has made due and sufficient current accruals for such Taxes in its Year End GAAP Financial Statements. The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties.

                          3.12.2. There are no Liens with respect to Taxes
(except for Liens with respect to real property Taxes not yet due) upon any of the Assets of the Company. No notice of assessment or proposed adjustment of Tax has been given to the Company.

                          3.12.3. No Tax Return of the Company and of each
affiliated group (within the meaning of the Code) of which the Company is or has been a member is currently under examination by the IRS, and the statute of limitations for all periods through March 31, 1991 has expired. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any member of an affiliated group for any taxable period, and no power of attorney granted by the Company or any member of an affiliated group with respect to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign Law has been entered into by or with respect to the Company.

                          3.12.4. No election under any of Sections 108, 168,
338, 441, 463, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to the Company. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Assets. None of the Assets of the Company is an asset or property that is or will be required to be treated as being (i) owned by any Person (other than the Company) pursuant to the provisions of Section 168(f) (8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                          3.12.5. Neither the Company nor any member of an
affiliated group has agreed to or is required to make any adjustment pursuant to
Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company. The IRS has not proposed any such adjustment or change in accounting method.

                          3.12.6. The Company has not been nor is it in
violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. The Company has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

                          3.12.7. The Company is not a party to, is not bound
by, and does not have any obligation under, any Tax sharing agreement or similar Contract, except the Tax sharing agreement with Seller which shall be terminated as of the Closing and shall have no effect for any periods subsequent to the Closing.

                          3.12.8. There is no Contract, agreement, plan or
arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

                          3.12.9. Neither Seller nor the Company is a "foreign
person" within the meaning of Section 1445(b) (2) of the Code.

                          3.12.10. Neither Seller nor the Company has filed with
the IRS any request for a ruling with respect to the Company or any of the Company's Assets, services or products.

                          3.12.11. There is no claim pending for a refund or
adjustment of any Taxes paid by the Company. Seller anticipates filing a claim for refund or adjustment of research tax credits after the Closing Date for periods prior to the Closing Date.

                  For purposes of this Section 3.12, any reference to the Company shall include any corporation which merged or was liquidated with and into the Company.

                  3.13 Litigation, Claims, and Investigations.

                          3.13.1. Except as disclosed in Schedule 3.13, there
are no lawsuits or arbitrations pending as of the date of this Agreement, nor has the Company received any notice of claims, actions, investigations, proceedings or any threat of any lawsuit, claim, action, arbitration, proceeding or investigation by or against or affecting the Company or any of its Assets, operations or businesses. If the Company does not prevail on the claims disclosed in Schedule 3.13, the loss will not constitute a Material Adverse Effect.

                          3.13.2. The Company is not subject to any writ,
injunction, judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to it or any of its Assets, operations or business.

                          3.13.3. There is no lawsuit or arbitration pending as
of the date of this Agreement and as of the Closing Date, nor has the Company received any notice of any claim, action, investigation, proceeding or any threat of any lawsuit, claim, action, arbitration, proceeding or investigation, nor is Seller or the Company aware of facts which could form the basis for such, which in any way challenges or could adversely affect the content or performance of this Agreement or the transactions contemplated hereby.

                          3.13.4. Other than the customary investigation or
audit by any governmental agency in connection with the Company's performance as a government contractor, the Company has never been the subject of (i) a governmental investigation, audit, or review, or (ii) a claim by a governmental agency which alleges or seeks to determine whether the Company violated any Law, breached a Contract, or made a false claim.

                  3.14 Compliance With Laws.

                          3.14.1. The Company is in compliance with all Laws
applicable to it or its Assets, operations or business, except those the noncompliance with which would not constitute a Material Adverse Effect.

                          3.14.2. Neither Seller nor the Company is aware of
facts which (with or without notice or lapse of time, or both) result or would result in the Company's being in violation of any Law, except those the noncompliance with which would not constitute a Material Adverse Effect.

                          3.14.3. The Company has duly and validly filed or
caused to be filed all reports, statements, documents, registrations, filings, or submissions that were required by Law to be filed with any governmental entity, except those which if not filed would not constitute a Material Adverse Effect (including nonqualification in Florida). All such filings complied with applicable Laws in all respects when filed, except those the noncompliance of which would not constitute a Material Adverse Effect, no deficiencies have been asserted by any Person with respect to any such filings, and such filings have been amended, revised or supplemented as required by applicable Laws.

                  3.15 Employee and Labor Relations; Pension and Benefit Plans; ERISA.

                          3.15.1. Schedule 3.15.1 lists (i) all "employee
benefit plans," as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including without limitation severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, and scholarship programs available to employees of the Company (all of the foregoing referred to herein as "Employee Benefit Plans"); and (ii) all "employee pension plans," as defined in Section 3(2) of ERISA maintained by Seller or the Company, or any ERISA Affiliate or to which Seller, the Company, or any ERISA Affiliate contributed or is obligated to contribute thereunder (all of the foregoing referred to herein as "Pension Plans"). Seller is responsible for (i) all accumulated and outstanding funded and unfunded contributions or payments required to be made by Seller, the Company, or an ERISA Affiliate for the Employee Benefit Plans and Pension Plans, regardless of whether currently payable; and (ii) the Liabilities of the Company with respect to the Employee Benefit Plans and Pension Plans.

                          3.15.2. Neither Seller, the Company nor any ERISA
Affiliate maintains, sponsors, contributes to, or has an obligation to maintain, sponsor or contribute to any plan subject to Section 412 of the Code or Title IV of ERISA or has any Liability with respect to any such plan. Buyer will not have
(i) any obligation to make any contribution to any "multiemployer plan" as defined in Section 4001(a) (3) of ERISA ("Multiemployer Plan") or (ii) any withdrawal Liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not purchased the Common Stock from Seller and the common stock from Option Holders at the Closing in accordance with the terms of this Agreement.

                          3.15.3. The Pension Plans intended to qualify under
Section 401 of the Code and the trusts maintained pursuant thereto have been designated by the IRS as exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any Liability, penalty, or Tax under ERISA or the Code.

                          3.15.4. There is no violation of ERISA with respect to
the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans with the Secretary of

Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

                          3.15.5. True and complete copies of the following
documents with respect to each of the Employee Benefit Plans and Pension Plans have been delivered to Buyer by Seller or the Company: (i) any plans and related trust documents, and amendments thereto, (ii) the most recent Form 5500, (iii) the last IRS determination letter, and (iv) summary plan descriptions.

                          3.15.6. There are no actions, suits, investigations,
arbitrations, or proceedings pending against any Employee Benefit Plan or Pension Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any Employee Benefit Plan or Pension Plan with respect to the operation of such plans (other than routine benefit claims), and neither Seller nor the Company is aware of any facts that could form the basis for any such action, suit, investigation, arbitration, or proceeding.

                          3.15.7. All amendments and actions required to bring
the Employee Benefit Plans and Pension Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken.

                          3.15.8. Any bonding required with respect to any
Employee Benefit Plan or Pension Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                          3.15.9. The Employee Benefit Plans and Pension Plans
have been maintained, in all respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Law, and neither Seller, the Company, or any "party in interest" or any "disqualified person" with respect to the Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA or engaged in a similar transaction with respect to the Pension Plans.

                          3.15.10. Neither Seller nor the Company nor any ERISA
Affiliate maintains retiree life and retiree health insurance plans which (i) are Employee Benefit Plans, (ii) are "welfare benefit plans" within the meaning of Section 3(1) of ERISA, and (iii) provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under COBRA and at the sole expense of the participant or the participant's beneficiary. Each of Seller, the Company, and the ERISA Affiliates which maintains a "group health plan" within the meaning of Section 5000(b) (1) of the Code has complied with the notice and continuation requirements of the Code, COBRA, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

                          3.15.11. Neither Seller, the Company, nor any ERISA
Affiliate has (i) withdrawn in a complete or partial withdrawal from any Multiemployer Plan, or (ii) incurred any Liability due to the termination or reorganization of a Multiemployer Plan.

                          3.15.12. No Liability under any Employee Benefit Plan
or Pension Plan has been funded or satisfied with the purchase of a Contract from an insurance company that is not rated "A (Excellent)" or better by A.M. Best Company, Inc.

                          3.15.13. Neither the execution and delivery of this
Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Company, except payments to the Option Holders for the purchase of their shares; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as may occur by reason of Seller's compliance with its obligations under Section 5.9.2.

                          3.15.14. Neither Seller nor the Company has any
Contract, plan, or commitment to create any additional Employee Benefit Plans or Pension Plans or to modify any existing Employee Benefit Plan or Pension Plan, except as may occur by reason of Seller's compliance with its obligations under
Section 5.9.2.

                          3.15.15. No stock or other security issued by the
Company forms or has formed a part of the Assets of any Employee Benefit Plan or Pension Plan.

                          3.15.16. With respect to any period for which any
contribution or other payment to or in respect of any Employee Benefit Plan or Pension Plan is not yet due or owing, the Company has made due and sufficient current accruals for such contributions and other payments in accordance with GAAP, and such current accruals through August 31, 1995, are duly and fully provided for in the Financial Statements for the period then ended.

                          3.15.17. Except as disclosed in Schedule 3.15.17,
there is no employment retention, extension, continuation, commitment, or other similar Contract affecting any employee, officer, or director of the Company pursuant to which the Company has any Liability.

                          3.15.18. No labor organization or group of employees
has been recognized or certified as representatives to the Company or Seller for any current or former employees of the Company. No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company has received no notice of any organizing activities involving the Company which are pending with any labor organization or group of employees of the Company. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other labor disputes pending or threatened in writing against or involving the Company.

                          3.15.19. There has been no "mass layoff" or "plant
closing" as defined by WARN with respect to the Company within the six months prior to the date hereof or within the six months prior to the Closing Date.

                  3.16 Assets.

                          3.16.1. Except as set forth on Schedule 3.16.1, the
Company has good and valid title to all of its Assets free and clear of all Liens and claims except any inchoate liens for Taxes which are not due and payable. All Assets of the Company shown on the Balance Sheet are owned solely by the Company in fee simple unless otherwise noted on the Balance Sheet. Except as set forth on Schedule 3.16.1, the Company's title to its Assets will not be interrupted or adversely affected by the consummation of the transactions contemplated herein. Schedule 3.16.1 is a true and complete list of all personal property leasehold interests of the Company.

                          3.16.2. The Company does not own any real property and
has no interests in real property except for leasehold interests disclosed in
Schedule 3.16.2. Schedule 3.16.2 contains a true and complete list and description of all real property leased by the Company and identifies any leases and reciprocal easement or operating agreements relating thereto. The Company has a good and valid leasehold interest in all real property disclosed in
Schedule 3.16.2 free and clear of all Liens, claims, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever. The Company leases, or has a valid right under Contract to use, adequate means of ingress and egress to, from, and over all such real property leased.

                          3.16.3. Except as set forth on Schedule 3.16.3, the
Company owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all tangible personal property that is used in the conduct of the business and operations of the Company, free and clear of all Liens and claims. All such tangible personal property of the Company has been maintained in all material respects in accordance with past practice of the Company and generally accepted industry practice. All such tangible personal property of the Company is in all material respects in good operating condition and repair, ordinary wear and tear excepted. All leased personal property of the Company is in all respects in the condition required of such property by the terms of the lease applicable thereto. The Company's Assets consist of all assets reasonably necessary to enable it to continue to carry on its business as presently conducted.

                          3.16.4. Schedule 3.16.4 sets forth a true and complete
list and description of:

                            (a) all names, trade names, logos, trade secrets,
patents, patent rights, trademarks, service marks and copyrights and applications therefor owned, used or filed by or licensed to the Company (all of the foregoing is referred to herein as "Intellectual Property"), and Schedule
3.16.4 identifies which Intellectual Property is not owned by, but licensed to, the Company. The Company has no applications pending for the registration of any of the Intellectual Property. Except as set forth on Schedule 3.16.4 the Company owns, and has an unrestricted right to use, the Intellectual Property used by the Company in its business and operations, or shown on the Balance Sheet, free and clear of all Liens and claims. The transactions contemplated hereby will not alter or impair the Company's ownership interest in or right to use the Intellectual Property. No claims are pending with respect to the ownership, validity, enforceability or use of any of the Intellectual Property.

                            (b) all computer software, programs, and similar
systems owned or used by or licensed to the Company (all of the foregoing is referred to herein as the "Software"), and Schedule 3.16.4 identifies Software which is used to develop and operate the Company's revenue-generating systems and is not owned by, but licensed to, the Company. Except as noted Schedule 3.16.4, the Company has the right to use, free and clear of any royalty or other payment obligations or other Liens or claims, such Intellectual Property and Software. The Company is not in conflict with or in violation or infringement of any asserted rights of any other Person with respect to any such Intellectual Property or Software which would constitute a Material Adverse Effect. Neither Seller nor the Company has received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any such Intel-lectual Property or Software, except for the claim asserted and settled by Software Publishers Association which resulted in its agreement with the Company as disclosed in Schedule 3.17.1.

                          3.16.5. The Company does not own, control, or operate
any above ground or below ground storage tanks or Hazardous Materials or engage in any activity which requires an Environmental Permit, the failure to obtain or comply with which constitutes a Material Adverse Effect. Seller has delivered to Buyer all reports ever received by Seller or the Company regarding Hazardous Materials allegedly under the control of the Company or located at any locations where the Company conducts, or has conducted, its business.

                  3.17 Contracts.

                          3.17.1. After September 10, 1995 and before the date
of this Agreement, Seller provided to Buyer, as disclosed in Schedule 3.17.1, a copy of all Contracts to which the Company is a party or which the Company is obligated to perform, or entitled to the benefit of, in whole or in part, individually involving commitments during the term thereof by any party to the Contract in excess of $10,000 except Contracts with customers that may be in excess of $10,000 individually that are the same as the samples included in the Disclosed Contracts except for variations due to the identity of the customer and pricing selections. The Disclosed Contracts which are denoted as "sample" are in substantially the same form as other Contracts of the Company of the same type which are not included in the Disclosed Contracts. The Company is not a party to or obligated to perform or entitled to the benefits of any unwritten agreements which individually involves commitments during the implied term thereof by any party thereto in excess of $10,000.

                          3.17.2. Every Contract to which the Company is a party
or which it is obligated to perform or entitled to the benefits of, individually involving commitments during the term thereof by any party to the Contract in excess of $10,000, is in full force and effect and constitutes a legal, valid, binding, and enforceable obligation of each party thereto in accordance with its terms. Neither Seller nor the Company has received any notice, whether written or oral, of termination or intention to terminate from any party to such Contracts. The Company has performed all obligations required to be performed by it to date under such Contracts, the nonperformance of which constitutes a Material Adverse Effect; it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, and neither Seller nor the Company is aware that any other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Except as dis-closed in Schedule 3.17.2, there are no amendments or modifications to any of the Contracts, and there are no amendments or modifications being proposed or reviewed by the Company with respect to any of the Contracts.

                          3.17.3. Schedule 3.17.3 contains a true and complete
list of all written bids, proposals, and requests being reviewed or prepared by the Company with the intention of securing a Contract for the Company to provide goods or services.

                          3.17.4. Schedule 3.17.4 contains a true and complete
list of all Contracts which were for goods or services to be provided to any governmental unit by GSS but are no longer active.

                          3.17.5. The Company is not a party to or obligated to
perform any Contract with any state, local, or federal or foreign governmental agency other than (i) the Navy Contracts, (ii) the Disclosed Contracts to which any of the departments of motor vehicles of Connecticut, New York or New Jersey is a party and (iii) agreements for the sale, service and support of computer hardware and software to local governments which individually involves commitments by the Company during the life thereof in excess of $10,000.

                          3.17.6. The amount of payments paid by Seller or the
Company to Connecticut Innovations, Inc. pursuant to the Development Agreement identified in Item 1 on Schedule 3.1.2 is $56,229, as of September 30, 1995.

                  3.18 Operations Insurance. Schedule 3.18 contains a true and complete list (by description and term of coverage) of all liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the business, operations, or Assets of the Company. All such insurance is in full force and effect and, in light of the business and operations of the Company, is in amounts and provides coverage that is reasonable and customary for Persons in similar businesses.

                  3.19 Customer Accounts Receivable; Contracts in Process.

                          3.19.1. All customer accounts receivable of the
Company, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business. All customer accounts receivable reflected on the Balance Sheet are good and collectible (not subject to dispute, setoff or counterclaim) at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet, and all customer accounts receivable acquired since the date of the Balance Sheet are and will be as of the Closing good and collectible (not subject to dispute, setoff or counterclaim) at the aggregate recorded amounts thereof, net of any recorded applicable reserves for doubtful accounts. Seller is not aware of any facts or circumstances which would cause Seller to believe that any account debtor is, or will become, unable to pay the related customer receivable (net of reserve).

                          3.19.2. All amounts reflected on the Balance Sheet as
Contracts in Process relate to work performed in accordance with contractual requirements. The Company's ability to invoice amounts to the State of Connecticut Motor Vehicle Department under the DMV Agreement (as defined in
Section 12.4 hereof) is contingent upon receipt of contract amendments or modifications disclosed in Schedule 3.17.2.

                  3.20 Licenses and Permits. Schedule 3.20 sets forth a true and complete list of all licenses, permits, franchises, approvals, exemptions, classifications, certificates, registrations, and similar documents or instruments (all of the foregoing are referred to herein as "Authorizations") issued or granted to the Company by local, state or Federal governmental authorities or agencies that are required of the Company for its business and operations, the absence of which would constitute a Material Adverse Effect. All Authorizations of the Company are validly held by the Company and are valid, binding, and in full force and effect, the Company has complied with all requirements in connection therewith, and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby. No Authorizations which are required of the Company for its business and operations are held in the name of any Person other than the Company.

                  3.21 Intercompany Services and Liabilities. Except as disclosed in Schedule 3.21, (i) neither Seller nor any other Affiliate of the Company provides or causes to be provided to the Company any products, services, equipment, facilities, or similar items used or required by the Company for its business or operations, and (ii) there are no Liabilities between the Company and Seller or any other Affiliate of the Company. Except as disclosed in
Schedule 3.21, the Company does not have any outstanding Contract or other arrangement with Seller or any of its Affiliates which will continue in effect subsequent to the Closing.

                  3.22 Bank Relationships. Schedule 3.22 sets forth (i) a true and complete list of all banks, trust companies, securities brokers, and other financial institutions at which the

Company has an account or safe deposit box or maintains a banking, savings, custodial, trading, trust, or other similar relationship, (ii) a true and complete list and description of each such account, box, and relationship and those persons authorized to sign thereon, and (iii) a true and complete list of all bank card, credit card, debit card and electronic funds transfer agreements to which the Company is a party or operating under.

                 3.23. Corporate Name. The Company has not received any notice of conflict with respect to the rights of others regarding its corporate name. No Person is presently authorized by Seller or the Company to use the name of the Company, except as provided in Section 12.3 of this Agreement.

                 3.24. Effect of Transaction. No creditor, employee, client or other customer or other Person having a material business relationship with the Company has informed Seller that such Person intends to, because of the transactions contemplated by this Agreement, change the relationship in a way which would constitute a Material Adverse Effect.

                 3.25. Books and Records. The Books and Records of the Company
(i) have been consistently maintained, (ii) reflect all transactions, relationships, and the condition of the Company and its Assets, business and operations, (iii) contain all of the information necessary to manage and operate the Company, and (iv) are accurate, unless the inaccuracy of such Books and Records by reason of any of the foregoing would not constitute a Material Adverse Effect.

                 3.26. Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

        4. REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as follows:

                 4.1. Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. Buyer is duly qualified or admitted to transact business and is in good standing as a foreign corporation in all jurisdictions in which the ownership, use, or leasing of its Assets or the conduct or nature of its business makes such qualification or admission necessary, except where the failure to be so qualified or admitted and in good standing, individually or in the aggregate with other such failures, does not have or cannot reasonably be expected to have a Material Adverse Effect on the validity or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement.

                 4.2. Authority. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a legal, valid, and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

                 4.3. No Conflicts or Violations. The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations under this Agreement will not:

                         (a) violate any Law or court or governmental order
applicable to Buyer;

                         (b) conflict with or result in a violation or breach
of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles of incorporation or Bylaws or other charter or corporate governance documents of Buyer; or

                         (c) require Buyer to obtain any consent or approval, or
make any filing (except as required by applicable securities Laws) with or give any notice to, any Person except (i) as contemplated in Section 6.1 or 6.2 hereof, (ii) as disclosed in writing to Seller, or (iii) those which the failure to obtain, make, or give individually or in the aggregate with other such failures has or may reasonably be expected to have no material adverse effect on the validity or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement.

                 4.4. Litigation. There are no actions, suits, investigations, arbitrations, or proceedings pending, or (that Buyer is aware of) threatened, against Buyer, at law or in equity, in, before, or by any Person that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement.

                 4.5. Purchase for Investment. The common stock of the Company will be acquired by Buyer for its own account for the purpose of investment and not with a view to distribution within the meaning of Section 2(11) of the Securities Act of 1933. Buyer is an "accredited investor," as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933. Buyer confirms that Seller has made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of Company and to acquire such additional information about the business and financial condition of the Company as Buyer has requested and the Company has responded to such requests.

        5. COVENANTS OF SELLER

        Seller covenants and agrees with Buyer that, at all times before the Closing, Seller will comply with all covenants and provisions of this Section 5, except to the extent Buyer may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

                 5.1. Contract and Regulatory Approvals. Seller will take, and will cause the Company to take, (i) all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain prior to the Closing those consents listed in
Section 7.6.2 hereof and as promptly as practicable after the Closing all other approvals and consents required of any Person under all Contracts to which the Company is a party (including without limitation all Contracts involving indebtedness of the Company) to consummate the transactions contemplated hereby,
(ii) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain as promptly as practicable all approvals, authorizations, and clearances of governmental and regulatory authorities required of each of Seller and the Company, to consummate the transactions contemplated hereby, (iii) provide such other information and communications to such governmental and regulatory authorities as

Buyer or such authorities may reasonably request, and (iv) cooperate with Buyer in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and other Persons required of Buyer to consummate the transactions contemplated hereby.

                 5.2. HSR Filings. If filings or approvals are required by the HSR Act for the transactions contemplated by this Agreement, Seller will (a) take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Buyer in connection with Buyer's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

                 5.3. Investigation by Buyer. Seller will provide, and will cause the Company to provide, Buyer with all information and data (including without limitation copies of Contracts, Employee Benefit Plans, Pension Plans and other Books and Records) concerning the Assets, business and operations of the Company as Buyer reasonably may request.

                 5.4. No Negotiations. Seller will refrain and will cause each Seller Party and each other Person acting for or on behalf of any Seller Party to refrain from taking, directly or indirectly, any action (i) to seek or encourage any offer (including in connection with any proposed public offering of securities) or proposal from any Person to acquire any Assets (other than in ordinary course of business and consistent with past practice) or shares of capital stock or other securities of the Company or any interests therein, (ii) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with the Company, (iii) to liquidate, dissolve, or reorganize the Company in any manner, (iv) to acquire or transfer any Assets (other than in ordinary course of business and consistent with past practice) or shares of capital stock or other securities of the Company or any interests therein, except as contemplated by the terms of this Agreement, (v) to negotiate or reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, or reorganization of the Company, or (vi) to furnish or cause to be furnished any information with respect to the Company to any Person (other than Buyer) that any Seller Party (or any Person acting for or on behalf of any Seller Party) knows or has reason to believe is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution, or reorganization. If any Seller Party receives from any Person (other than Buyer) any offer, proposal, or informational request that is subject to this Section 5.4, Seller will promptly so advise Buyer, will promptly advise such Person by written notice of the terms of this Section 5.4, and will promptly deliver a copy of such notice to Buyer.

                 5.5. Conduct of Business. Seller will cause the Company to conduct its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing:

                         (a) Seller will use, and will cause the Company to use,
all commercially reasonable efforts to (i) preserve intact the present business organization, reputation, and customer relations of the Company, (ii) keep available the services of the present officers, directors, employees, agents, consultants, and other similar representatives of the Company without any modification or change in their respective arrangements, and (iii) maintain in full force and effect all Contracts, documents, and arrangements referred to in
Section 3.17 hereof.

                         (b) Seller will, and will cause the Company to, (i)
maintain all licenses, qualifications, and authorizations of the Company to do business in each jurisdiction in which it is so licensed, qualified, or authorized, (ii) maintain all Assets of the Company in good working order and condition in all material respects, ordinary wear and tear excepted, and (iii) continue all current marketing and selling activities relating to the business and operations of the Company.

                         (c) Seller will cause the Books and Records of the
Company to be maintained in a prudent manner and will not permit a change in any credit, investment, financial reporting, Tax, or accounting practice or policy of the Company or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes.

                         (d) Seller will cause the Company (i) to prepare
properly and to file duly and validly all reports and all Tax Returns required to be filed with any governmental authorities with respect to the business and operations of the Company, and (ii) to pay duly and fully all Taxes indicated by such Tax Returns or otherwise levied or assessed upon the Company or any of its Assets, and to withhold or collect and pay to the proper taxing authorities all Taxes that such entity is required to so withhold or collect and pay, unless such Taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the Books and Records of such entity in accordance with GAAP.

                         (e) Seller will use, and will cause the Company to use,
all commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the Contracts listed in Schedule 3.18.

                         (f) Seller will cause the Company to refrain from
entering into any Contract that (i) involves the payment, expense or potential payment or expense, pursuant to the terms of such Contract, by or to the Company of more than $50,000 individually or in the aggregate or that could otherwise constitute a Material Adverse Effect or (ii) permits any Person other than the Company to administer the operations of the Company.

                         (g) Seller will cause the Company to continue to comply
with all Laws applicable to the business and operations of the Company, the noncompliance with which would constitute a Material Adverse Effect.

                         (h) Seller will cause the Company to provide on-line
registration and insurance tracking services in accordance with applicable Contracts and past practice.

                         (i) Seller will cause the Company to extend credit and
collect past due accounts only in accordance with past practice.

                         (j) Seller will cause the Company to maintain its
offices in Groton, Connecticut.

                 5.6. Financial Statements and Reports.

                         5.6.1. As promptly as practicable but no later than 20
days, Seller will deliver to Buyer true and complete copies of the unaudited Commercial Business balance sheet of the Company as of each month ending after August 31, 1995 and the related statements of income, changes in shareholders' interest, and cash flow of the Company for such month then ending, which financial statements will be prepared in accordance with GAAP and will present fairly the financial position of the Company as of each date thereof and the related results of operations and cash flow and changes in shareholders' interest of the Company for each period covered thereby.

                         5.6.2. As promptly as practicable, Seller will deliver
to Buyer true and complete copies of such other existing internal financial reports as relate to the business and operations of the Company.

                 5.7. Contracts. Seller will cause the Company to not modify any Contract in a way that increases the obligations or Liabilities of the Company, or reduces the obligations or Liabilities of any other Person, or diminishes any rights of the Company in an amount of more than $20,000 individually or in the aggregate.

                 5.8. Employee Matters. Except as may be required by Law, Seller will refrain, and will cause the Company to refrain, from directly or indirectly:

                         (a) making any representation or promise, oral or
written, to any officer, director, or employee of the Company concerning any Employee Benefit Plan, Pension Plan, or the terms, or continuity, of employment after the Closing Date;

                         (b) making any change to, or amending in any way, the
Contracts, salaries, wages, or other compensation of any officer, director or employee of the Company other than changes or amendments that (i) are made in the ordinary course of business and consistent with past practice, (ii) do not and will not result in increases of more than 4% in the salary, wages, or other compensation of any such Person, and (iii) do not and will not exceed, in the aggregate, 2% of the total salaries, wages, and other compensation of all employees of the Company;

                         (c) adopting, entering into, amending, altering, or
terminating, partially or completely, any Employee Benefit Plan or Pension Plan relating to or affecting any employee of the Company;

                         (e) entering into any Contract with any officer,
director or employee of the Company;

                         (f) assuming or entering into labor or collective
bargaining Contract;

                         (g) hiring any officer, director or employee, of the
Company whose annual compensation exceeds $60,000; or

                         (h) implementing a "mass layoff" or "plant closing" as
defined by WARN with respect to the Company.

                 5.9. Participation in Benefit Plans.

                         5.9.1. Except as otherwise provided in this Section
5.9, Seller will take, and will cause each ERISA Affiliate and each other Affiliate of Seller to take, such corporate and other action as is necessary with respect to any

Employee Benefit Plan or Pension Plan under which any present or former officer, director or employee of the Company ("Company Employee") participates in any manner to terminate, as of the Closing Date, the participation thereunder by each Company Employee except as to benefits applicable to events and employment occurring before the Closing Date.

                         5.9.2. Effective as of the Closing, the active
participation of any Company Employee in any Employee Benefit Plan or Pension Plan will terminate and no further benefits will accrue under any Employee Benefit Plan or Pension Plan with respect to any Company Employee or any beneficiary of any Company Employee. No provision of this Section 5.9 will create any right in any Company Employee or any beneficiary of any Company Employee. Seller will amend, or will cause its Affiliates to amend, each Pension Plan to fully vest each Company Employee in his rights and benefits under each such plan. With respect to Company Employees who are employees of the Company immediately after the Closing, Buyer will recognize each such employee's service prior to the Closing with the Company (to the extent recognized for participation purposes under Seller's corresponding plans and to the extent Buyer does not continue similar corresponding plans) as service with Buyer in connection with (i) any waiting period and eligibility requirements under any welfare benefit plan available to employees of Buyer and its subsidiaries, and
(ii) any eligibility and vesting requirements under any pension plan available to employees of Buyer and its subsidiaries but in no case will service count for benefit accrual purposes.

                 5.10. No Charter Amendments. Seller will cause the Company to refrain from amending its Certificate of Incorporation or Bylaws and from taking any action with respect to any such amendment.

                 5.11. No Issuance of Securities. Except as contemplated by this Agreement with respect to Option Holders, Seller will cause the Company to refrain from authorizing or issuing any shares of its capital stock or other equity securities or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities.

                 5.12. No Dividends. Seller will cause the Company to refrain from declaring, setting aside, or paying any dividend or other distribution in respect of its capital stock and from directly or indirectly redeeming, purchasing, or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock except with respect to the transfer of the Navy Contracts and the assets associated therewith (including cash) as described in Section 3.11.2(m) transferred under the Bill of Sale identified in Section 7.8 hereof.

                 5.13. No Disposal of Property. Except as expressly permitted in this Agreement, Seller will cause the Company to refrain from (i) disposing of any Assets of the Company other than in the ordinary course of business consistent with past practice and from permitting any of such Assets to be subjected to any Liens and (ii) selling any part of its operations or business to any Person.

                 5.14. No Breach or Default. Seller will use its best efforts to cause the Company to refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time, or both) would constitute a violation, breach, or default, under any (i) applicable Law, or (ii) any term or provision of any Contract to which the Company is a party or obligated to perform or entitled to benefits under or by which any of its Assets is or may be bound.

                 5.15. Indebtedness. Seller will cause the Company to refrain from (i) creating, incurring, assuming, guaranteeing, or otherwise becoming liable for any indebtedness other than pursuant to the line of credit with Fleet Bank, (ii) cancelling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to any Liability other than pursuant to the line of credit with Fleet Bank, and (iii) waiving any right to receive any direct or indirect payment or other benefit under any Liability owing to it.

                 5.16. No Acquisitions. Seller will cause the Company to refrain from acquiring or agreeing to acquire any business or all or substantially all Assets or capital stock or other equity securities of any other Person or otherwise acquiring or agreeing to acquire control or ownership of any other Person.

                 5.17. Intercompany Liabilities. At least five business days before the Closing, Seller will deliver to Buyer a true and complete list and description of all Liabilities between the Company and Seller or any Affiliate of Seller to be outstanding on the Closing Date. At or prior to the Closing, all such Liabilities shall be forever extinguished and contributed to capital at no expense to Buyer. Except as otherwise specifically provided herein, on the Closing Date Seller will terminate and will cause the Affiliates of Seller to terminate each Contract between the Company and Seller or any such Affiliate except as otherwise agreed by Buyer.

                 5.18. Resignations of Directors. Seller will cause members of the board of directors of the Company who are employed by Seller and such officers of the Company who are employed by Seller including any person identified in Schedule 5.21 to tender, effective at the Closing, their resignations from such board of directors or from such offices.

                 5.19. Tax Matters. Seller will refrain, and will cause the Company to refrain from making, filing, or entering into (whether before or after the Closing) any election, consent, or agreement described in Section 3.12 hereof with respect to the Company or any of its Assets. Seller will refrain from making an election to reattribute any losses of the Company under Treasury Regulation Section 1.1502-20(g). For the Tax year ended March 31, 1995, and the period ending on the Closing Date, Seller, the Company, and Seller's subsidiaries will be included in the same consolidated federal income Tax Return. Any tax deduction arising from the exercise of stock options by the Option Holders shall inure to the benefit of Seller by reason of filing a consolidated or combined Tax Return including the Company through the Closing Date.

                 5.20. Use of Name. From and after the Closing Date, Seller will refrain, and will cause its Affiliates to refrain, from using in the conduct of their respective business, operations, or affairs the name General Systems Solutions, Inc. or any derivation thereof that is likely to cause confusion therewith, or deceptively similar thereto, except that Seller can use the name GSS Government Services in connection with the Navy Contracts.

                 5.21. Navy Contracts and Employees. Prior to the Closing and with no liability or obligation on the part of either Buyer or the Company remaining on or after the Closing, Seller will cause the Company to assign, convey and transfer to Seller, effective as of the Closing, and Seller will accept, and assume all assets and Liabilities associated with, the Navy Contracts and related agreements and leases, and Seller will cause the Company to terminate the employment of the employees of the Company servicing or necessary to service the Navy Contracts, as identified on Schedule 5.21 as of the Closing, and will make offers to hire such employees as Seller's employees as of such time. Subsequent to the Closing, Seller, in accordance with Federal Acquisition Regulations ("FAR") 42.1204(a)(2)(ii), will diligently pursue a novation agreement with the United States Government wherein Seller will assume all rights and obligations specific to the Navy Contracts. In addition, if requested in writing by Buyer within thirty (30) days after the Closing Date, Seller will obtain, and provide, within 30 days after such request, a performance bond pursuant to Section 42.1204 of the FAR, with respect to the Navy Contract number N00024-95-C-6373, one-half of the cost of which, up to a maximum of $40,000, shall be paid by Buyer to Seller within 30 days of demand therefor.

                  5.22. Books and Records. On the Closing Date, Seller will deliver to Buyer all Books and Records of the Company. If (at any time after the Closing) Seller discovers in its possession or under its control any other Books and Records of the Company, Seller will forthwith deliver such Books and Records to Buyer.

                  5.23. Notice and Cure. Seller will notify Buyer promptly in writing of, and contemporaneously will provide Buyer with true and complete copies of any and all information or documents relating to, any event, transaction, or circumstance occurring before or after the date hereof that could constitute a Material Adverse Effect. Seller will use all commercially reasonable efforts to cure any such breach or misrepresentation before the Closing Date.

                  5.24. Consent and Meetings. Seller shall use its best efforts to arrange separate meetings with Buyer and the appropriate governmental officials for the States of Connecticut, New York and New Jersey, respectively, prior to Closing. Seller agrees that Buyer may contact, notify or otherwise communicate with Connecticut Innovations, Inc. prior to Closing for the purpose of obtaining the consent and approval identified on Schedule 3.1.2.

                  5.25. Net Worth. Seller will cause the Company to have a Net Worth of at least $669,085 immediately prior to the Closing. The Net Worth will be verified by a post-closing audit conducted by independent public accountants determined by Buyer; provided, however, that such audit shall not be binding on Seller.

             6. COVENANTS OF BUYER


              Buyer covenants and agrees with Seller that, at all times before the Closing, Buyer will comply with all covenants and provisions of this
Section 6, except to the extent Seller may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

                  6.1. Regulatory Approvals. Buyer will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain as promptly as practicable all approvals, authorizations, and clearances of governmental authorities required of Buyer to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such governmental authorities as Seller or such authorities may reasonably request, and (iii) cooperate with Seller and the Company in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental authorities required of Seller or the Company to consummate the transactions contemplated hereby.

                 6.2. HSR Filings. If filings or approvals are required by the HSR Act for the transactions contemplated by this Agreement, Buyer will (i) take promptly all actions necessary to make the filings required of Buyer or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Buyer or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (iii) cooperate with Seller in connection with Seller's filings under the HSR Act, and (iv) request early termination of the applicable waiting period.

                 6.3. Notice and Cure. Buyer will notify Seller promptly in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, any event, transaction, or circumstance occurring before or after the date hereof that causes or will cause any agreement of Buyer under this Agreement to be breached or that renders or will render untrue any representation or warranty of Buyer contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. Buyer will use all commercially reasonable efforts to cure any such breach or misrepresentation before the Closing Date.

                 6.4. Employees. Buyer agrees that any employee actively employed by and working at the Company immediately prior to the Closing will be recognized as an employee of the Company immediately subsequent to the Closing, excluding any employees identified in Schedule 5.21.

                 6.5. Assumption of Guaranties. Buyer agrees to (i) request the DMV to accept Buyer in substitution for Seller as the guarantor after the Closing of the Company's performance to occur after the Closing under the DMV Agreement and (ii) fully cooperate with Seller to request Sanwa Leasing Corporation ("Sanwa") to enter into a new master lease agreement covering only the Company's personal property equipment leases with Sanwa which were entered into by the Company pursuant to the Master Lease Agreement identified in item 8 of Schedule 3.1.2 and to guaranty to Sanwa the Company's performance to occur after the Closing of its leasehold obligations.

         7. CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer). With respect to nonfulfillment of the conditions set forth in Sections 7.1 and/or 7.2 hereof, Buyer agrees to close the transactions contemplated in this Agreement unless the breach, violation, inaccuracy, noncompliance or occurrence (individually or in the aggregate) causing such nonfulfillment results in Liabilities or Damages equal to or exceeding $250,000. In the event Buyer agrees to close the transactions contemplated in this Agreement, such agreement by Buyer shall not be deemed to be a waiver by Buyer of its rights to indemnity pursuant to Section 10 hereof. Seller will use all commercially reasonable efforts to (i) fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control, and (ii) cause the representations and warranties made by Seller and the Company in this Agreement to be true at all times before the Closing Date. Seller shall update all Schedules attached hereto to reflect changes between the date hereof and the Closing Date.

                 7.1. Representations and Warranties. The representations and warranties made by Seller in this Agreement, and in the certificates delivered by Seller pursuant to this Agreement, shall be true in all respects on and as of the date hereof which is the Closing Date.

                 7.2. Performance. Seller shall have performed and complied in all respects with all agreements and conditions required by this Agreement to be so performed or complied with by Seller at or before the Closing.

                 7.3. Officer's Certificates. Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 7.4, 7.5, 7.6 and
7.8 hereof. In addition, Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by the secretary of Seller, certifying that Seller has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the board of directors of Seller with respect to this Agreement and the transactions contemplated hereby have been duly and validly authorized and are in full force and effect.

                 7.4. No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental agency restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

                  7.5. No Proceeding or Litigation. There shall not be instituted, pending, or threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental authority, or other Person to (i) restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or (ii) recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any Contract entered into in connection with or as a condition precedent to the consummation of the transactions contemplated hereby.

                  7.6. Consents and Authorizations.

                         7.6.1. All orders, consents, permits, authorizations,
approvals, and waivers of every Person disclosed pursuant to Section 4.3(c) hereof and necessary to permit Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                         7.6.2. All orders, consents, permits, authorizations,
approvals, and waivers of every Person disclosed in items 3, 5, 6, 7 of Schedule 3.1.2, shall have been obtained and shall be in full force and effect.

                  7.7. Opinion of Counsel. Seller shall have delivered to Buyer the opinion, dated the Closing Date, of Cummings & Lockwood, as counsel to Seller, to the effect set forth in Exhibit B hereto.

                  7.8. Navy Contracts and Employees. Seller shall have delivered to Buyer a copy of the Bill of Sale, Assignment and Assumption Agreement, evidencing the transfer contemplated by Section 5.21 hereof.

                  7.9. Option Holders. Seller shall have delivered to Buyer either (i) satisfactory evidence of cancellation of options and release thereof by the Option Holder or (ii) an Option Holder Agreement executed by each Option Holder, accompanied by a certificate dated and effective as of the Closing Date and executed by each Option Holder certifying that such Option Holder has no claim, including claims for Damages or Liabilities, against the Company including without limitation claims arising from or relating to the option held by such Option Holder to acquire the common stock of the Company, the vesting and exercise of such option, and the sale to Buyer of the common stock acquired pursuant to the option. Each Option Holder exercising his options shall have complied with the Option Holder Agreement and sold and delivered (properly endorsed) the common stock of the Company to Buyer, and initialed his individual settlement sheet as contemplated in the Option Holder Agreement.

                 7.10. Stock Certificates. Seller shall have delivered to Buyer a stock certificate representing all of the Common Stock, endorsed by Seller and accompanied by stock powers executed in blank. Seller shall have delivered to Buyer a waiver of the Company's right to purchase the Common Stock and the common stock to be acquired by Option Holders, prior to their sale to Buyer.

                 7.11. Access to Assets. Immediately upon the completion of the Closing, Buyer shall be entitled to unrestricted and unconditional control of and access to the Company and its Assets.

         8. CONDITIONS TO OBLIGATIONS OF SELLER


         The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller). Buyer will use all commercially reasonable efforts to (i) fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control, and (ii) cause the representations and warranties made by Buyer in this Agreement to be true at all times before the Closing Date.

                 8.1. Representations and Warranties. The representations and warranties made by Buyer in this Agreement, and in the certificates delivered by Buyer pursuant to this Agreement, shall be true in all respects as of the date hereof which is the Closing Date.

                 8.2. Performance. Buyer shall have performed and complied in all respects with all agreements and conditions required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

                 8.3. Officer's Certificates. Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 8.4, 8.5 and 8.6 hereof. In addition, Buyer shall have delivered to Seller a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Buyer, certifying that Buyer has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this

Agreement and that the transactions contemplated hereby have been duly and validly authorized and are in full force and effect.

                  8.4. No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental agency restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

                  8.5. No Proceeding or Litigation. There shall not be instituted, pending, or threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental authority, or other Person to (i) restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or (ii) recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any Contract entered into in connection with or as a condition precedent to the consummation of the transactions contemplated hereby.

                  8.6. Consents and Authorizations.

                         8.6.1. All orders, consents, permits, authorizations,
approvals, and waivers of every governmental authority disclosed pursuant to
Section 3.20 hereof and necessary to permit Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                         8.6.2. All orders, consents, permits, authorizations,
approvals, and waivers of every governmental authority disclosed pursuant to
Section 4.3 hereof and necessary to permit Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                  8.7. Opinion of Counsel. Buyer shall have delivered to Seller the opinion, dated the Closing Date, of in-house counsel to Buyer, to the effect set forth in Exhibit C hereto.

             9. SURVIVAL OF PROVISIONS

                  9.1. Survival of Representations and Warranties. Subject to
Section 9.3 hereof, the representations and warranties respectively made by Seller and Buyer in this Agreement, and in any certificate delivered pursuant to this Agreement, will survive the Closing, and will remain in full force and effect thereafter for a period of:

                         (a) three years following the Closing, except with
respect to those matters identified in Section 10.4 or Section 10.5; and

                         (b) with respect to those matters identified in Section
10.4 or Section 10.5, until 60 days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) related to the liability underlying the claim for indemnification.

                 9.2. Survival of Covenants and Agreements. Subject to Section
9.3 hereof, all covenants and agreements respectively made by Seller and Buyer in this Agreement to be performed after the date hereof will survive the Closing, and will remain in full force and effect thereafter:

                         (a) in the case of all agreements that have specified
terms or periods, until the later of (i) the expiration of the terms or periods respectfully specified therein and (ii) three years following the Closing, except with respect to those matters identified in Section 10.4 or Section 10.5; and

                         (b) three years for all other agreements that do not
have specified terms or periods, except with respect to those matters identified in Section 10.4 or Section 10.5; and

                         (c) with respect to those matters identified in Section
10.4 or Section 10.5, until 60 days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) related to the liability underlying the claim for indemnification.

                 9.3. Pursuit of Claims. Notwithstanding the foregoing, any representation, warranty, or agreement as to which a bona-fide claim for indemnification has been asserted in accordance with Section 10 hereof during the applicable survival period set forth in Section 9.1 or 9.2 hereof will (with respect to such claim) survive, and such claim may be pursued, beyond the expiration of such survival period until such claim is resolved by final, nonappealable judgment or by settlement.

         10. INDEMNIFICATION

                 10.1. Indemnification by Seller. Subject to the provisions of Sections 10.3 and 10.5 hereof and Section 9 hereof, Seller will indemnify and hold harmless each Buyer Party (whether or not such Buyer Party owns any common stock of the Company) in respect of any and all Liabilities and/or Damages resulting from or relating to each of the following:

                         (a) any breach by Seller of any representation,
warranty, or agreement made by Seller in this Agreement or in any certificate delivered by Seller in connection with this Agreement;

                         (b) any Liability relating to any Employee Benefit Plan
or Pension Plan or ERISA-related matters or severance of any employees of the Company before the Closing;

                         (c) the employment (including the initial hiring and
all terms, conditions, and events relating to the ongoing employment) or termination of employment (including constructive termination) by Seller or the Company of any individual (including without limitation any current or former employee of the Company) attributable to any action or inaction occurring before the Closing;

                         (d) any claim by any current or former employee of the
Company for any type of benefits under any Law, including without limitation, workers' compensation, unemployment, temporary disability, social security, that is based on employment by the Company before the Closing;

                         (e) any claim with respect to the Navy Contracts prior
to or after the Closing, including without limitation, any disputes arising out of the Navy Contracts, the assignment of the Navy Contracts from the Company to Seller, the transfer of certain employees of the Company to Seller in connection with the Navy Contracts, the use by Seller of "GSS Government Services" or a similar name in connection with the Navy Contracts and the business related to the Navy Contracts and/or the novation agreement or performance bond required pursuant to Section 5.2.1;

                         (f) any Liability of the Company incurred prior to the
Closing which was not disclosed to Buyer pursuant to Section 3 hereof if such disclosure was required to be disclosed pursuant thereto;

                         (g) any Liability of the Company for Taxes (including
without limitation those under Section 3.12 hereof) related to the period before or by reason of the Closing; and

                         (h) any Liability of the Company for Environmental
Claims related to the period, or arising out of events or activities occurring, before the Closing; and

                         (i) any Liability arising out of or related to any of
the matters identified in Section 10.4 not otherwise set forth above.

                 10.2. Indemnification by Buyer. Subject to the provisions of
Section 9 hereof, Buyer will indemnify and hold harmless each Seller Party (whether or not such Seller Party sells any common stock of the Company) in respect of any and all Damages and/or Liabilities resulting from or relating to each of the following:

                         (a) any breach by Buyer of any representation,
warranty, or agreement made by Buyer in this Agreement or in any certificate delivered by Buyer in connection with this Agreement;

                         (b) except to the extent covered by Seller's
indemnification set forth in Section 10.1, any Liability arising with respect to the severance of any employees of the Company after the Closing;

                         (c) except to the extent covered by Seller's
indemnification set forth in Section 10.1, the employment (including all terms, conditions and events relating to the ongoing employment by the Company) or termination of employment after the Closing (including constructive termination) by Buyer or the Company of any individual attributable to any action or inaction occurring after the Closing;

                         (d) except to the extent covered by Seller's
indemnification set forth in Section 10.1, any claim by any employee of the Company employed immediately subsequent to the Closing for any type of benefits under any Law, including without limitation, workers' compensation, unemployment, temporary disability, and social security, that is based on events first occurring after the Closing or employment by the Company occurring after the Closing;

                         (e) any Liability with respect to events occurring
after the Closing relating to the Company's Assets, activities, operations or business after the Closing.

                         (f) any Liability first arising after the Closing under
or with respect to (i) Seller's guaranty of the Company's performance under the DMV Agreement or (ii) the personal property equipment leases with Sanwa Leasing Corporation which were entered into by the Company and guaranteed by Seller pursuant to the Master Lease Agreement identified in item 8 of Schedule 3.1.2.

                 10.3. Basket. Seller shall not be required to indemnify Buyer pursuant to Section 10.1 unless and until the aggregate amount of the Damages and/or the Liabilities suffered or incurred by Buyer, other than those Damages and Liabilities described in Section 10.4 below, exceeds $50,000 (the "Basket"). In the event the aggregate amount of such Damages and Liabilities exceeds the Basket, the Seller shall indemnify Buyer with respect to the amount of such Damages and Liabilities but only to the extent that the cumulative amount of Liabilities and/or Damages is in excess of the Basket.

                 10.4. Non-Basket. The following Damages and Liabilities shall not be included in the calculation of the Basket and Buyer shall be entitled to indemnification in accordance with Section 10.1 as though there were no Basket in this Agreement:

                         (a) Payment of investment bankers' fees for which
Seller is liable pursuant to Section 13.7;

                         (b) Payment of the DMV Reimbursement Amount for which
Seller is liable pursuant to Section 12.4;

                         (c) Claims arising from or related to Employee or
ERISA-related Liabilities for which Buyer is entitled to indemnification under
Section 10.1(b), (c) or (d) or any breach of the representations and warranties under Section 3.15 or covenants under Section 12.5;

                         (d) Taxes or claims arising from or related to Taxes
for which Buyer is entitled to indemnification under Section 10.1(g);

                         (e) Claims with respect to the Navy Contracts for which
Buyer is entitled to indemnification under Section 10.1(e);

                         (f) Claims arising from or related to Environmental
Claims or Liabilities for which Buyer is entitled to indemnification under
Section 10.1(h);

                         (g) Fulfillment of the Net Worth covenant set forth in
Section 5.25;

                         (h) Liabilities for bodily injury, personal injury or
property damage to any Person arising out of tortious actions (or inactions if a duty was owed) by a Seller Party; and

                         (i) Liability for punitive, extra-contractual or
similar Damages however called arising out of violation of or default under a Contract, by Seller, the Company or any of their Affiliates which occurred prior to the Closing.

                 10.5. Cap. Except for Liabilities and/or Damages described in
Section 10.4 above, which shall not be subject to the limit set forth in this Section 10.5, the liability of Seller for Damages and Liabilities under Section 10.1 shall not exceed the Purchase Price.

                 10.6. Indemnification Procedures.

                         10.6.1. If an Indemnitee becomes aware of any matter
that it believes is indemnifiable pursuant to Section 10.1 or Section 10.2 hereof and such matter involves (i) any claim made against the Indemnitee by any Person or entity other than a Buyer Party or a Seller Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any Person other than a Buyer Party or a Seller Party, the Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the basis on which indemnification is being asserted,
(B) set forth the actual or estimated amount of Damages or Liabilities for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee. The failure to provide such notice will not relieve the Indemnifying Party from any obligation or liability under this Section 10, except to the extent the Indemnifying Party is prejudiced by reason of such failure.

                         10.6.2. The Indemnifying Party will have a period of 30
days after the delivery of each notice required by Section 10.6.1 during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such 30-day period, the Indemnifying Party will be obligated to settle or defend such claim, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnitee. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party responds within such 30-day period and elects not to defend such claim, the Indemnitee will be free to settle or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable Law. The Indemnitee's settlement or defense will not relieve the Indemnifying Party of its obligations under this Section 10.

                         10.6.3. Any settlement of any claim (whether defended
by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party (which consent will not be unreasonably withheld). If, however, the Indemnitee refuses to consent to a reasonable and bona fide offer of settlement that the Indemnifying Party desires to accept, the Indemnitee may continue to pursue such claim, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee for the period continued by the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee will equal the amount of the offer of settlement that the Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from the Indemnitee's participation in any defense controlled by the Indemnifying Party) and other Damages and Liabilities incurred by the Indemnitee in accordance with the last sentence of Section 10.6.2 before the Indemnitee refused to accept the offer of settlement and any Damages and Liabilities incurred after the refusal to the extent they would have been covered by the indemnification in this Section 10 if the Indemnitee had not refused to accept the settlement.

                         10.6.4. If an Indemnitee becomes aware of any matter
that it believes is indemnifiable pursuant to Section 10.1 or Section 10.2 hereof and such matter involves a claim or proceeding made by any Buyer Party or Seller Party against the Indemnitee, the Indemnitee will give the Indemnifying Party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and (ii) set forth the actual or estimated amount of Damages and Liabilities for which indemnification is being asserted. The failure to provide such notice will not relieve the Indemnifying Party from any obligation or liability under this
Section 10, except to the extent the Indemnifying Party is prejudiced by reason of such failure. The Indemnifying Party will have a period of 30 days after the delivery of each notice required by this Section 10.6.4 during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of Damages and Liabilities reflected in such notice will be conclusively deemed a Liability that the Indemnifying Party owes, and will pay (in cash) upon demand, to the Indemnitee. If the Indemnifying Party has disputed such claim or does not respond within such 30-day period, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes. If the Indemnifying Party does not respond within 30 days after delivery of any claim notice required by this Section 10.6, the Indemnitee may initiate litigation to resolve such claim.

                         10.6.5. The consummation of the transactions
contemplated hereby will not result in an estoppel or waiver, except to the extent provided by Section 13.9 hereof, of the right of either Seller or Buyer to indemnification under this Section 10.

                         10.7. Procedures Relating to Tax Indemnification. If a
claim shall be made by any taxing authority, which, if successful, might result in an indemnifying payment to Buyer or Seller or one of its Affiliates pursuant to Section 10.1 or Section 10.2, the party receiving notice of such claim shall promptly notify the other party in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Indemnifying Party promptly after receipt of correspondence from any taxing authority requesting audit adjustments, or in reasonable detail to apprise the Indemnifying Party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, such failure to provide notice promptly will not relieve the Indemnifying Party of its obligations under this
Section 10.7 except and to the extent that the failure to timely notify actually prejudices the Indemnifying Party's ability to contest such Tax Claim.

         With respect to any Tax Claim the Indemnifying Party shall control all proceedings taken solely in connection with such Tax Claim (including, without limitation, selection of and payment for counsel reasonably acceptable to Indemnitee) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that if (i) the results of such proceeding, suit, contest, claim, hearing, compromise or proposed settlement could reasonably be expected to have a Material Adverse Effect on the assets, business, operations or financial condition of Buyer, the Company or any of their Affiliates or their ability to treat any income or losses in a particular manner for tax calculation purposes for taxable periods ending after the Closing Date or (ii) any such proceeding, suit, contest, claim, hearing, compromise or proposed settlement or procedure involves Taxes other than Taxes subject to indemnification, the parties hereto shall consult and mutually agree on a reasonable good faith basis upon all aspects of the conduct of such matters. The Indemnitee, the Company, and the Indemnifying Party shall cooperate in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Seller's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         In no case shall the Indemnitee or the Company settle or otherwise compromise any Tax Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld.

                 10.8. Indemnification Payments. Seller and Buyer agree that any payment required to be made under Section 10 will be paid within 30 days after request.

         11. TERMINATION


                 11.1 Termination. Without limiting the rights or remedies that any party hereto may otherwise have, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                         (a) at any time before the Closing, by written
agreement of Seller and Buyer;

                         (b) at any time after December 31, 1995, by Seller or
Buyer if the transactions contemplated by this Agreement have not been consummated on or before such date, by the party electing by written notice to terminate pursuant to this Section 11.1(b); or

                         (c) at any time before the Closing by Seller or Buyer
if the other party has materially breached this Agreement, by the nonbreaching party electing by written notice to terminate pursuant to this Section 11.1(c).

                 11.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1 hereof, (i) the obligation of Buyer to purchase, and the obligation of Seller to sell, the Common Stock and the common stock to be acquired from Option Holders will terminate, (ii) the provisions of Sections 13.4, 13.6 and 13.7 hereof will continue to apply following any such termination, and (iii) no party hereto will be relieved of any Damages or Liabilities that such party may have to the other party by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein).

         12. POST-CLOSING


                 12.1 Tax Matters

                         12.1.1. Seller shall prepare and timely file, and pay
all Taxes associated therewith, all income tax returns, reports and forms, and amendments thereto, required to be jointly filed by it and the Company on or before the Closing Date.

                         12.1.2. Seller shall prepare and timely file or shall
cause to be prepared and timely filed, and pay all Taxes associated therewith, all appropriate federal, state and other income tax returns, which are required to be filed after the Closing Date and (i) are required to reflect, on a consolidated or combined basis, the operations and assets of the Company through the Closing Date, including treatment of the transactions contemplated hereunder as a sale of assets, or (ii) are required to reflect the operations and assets of the Company on a separate return for periods ending on or before the Closing Date, including treatment of the transactions contemplated hereunder as a sale of assets.

                         12.1.3. Seller, the Company, and Buyer shall reasonably
cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records reasonably necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller and its affiliates will need reasonable access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees to cause the Company, (i) to use reasonable efforts to properly retain and maintain such records until such time as Buyer and Seller agree that such retention and maintenance is no longer necessary, and (ii) to allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may reasonably request from time to time, such activities to be conducted during normal business hours.

                         12.1.4. Any refunds or credits of Taxes of the Company
for any periods ending on or prior to the Closing Date shall be for the account of Seller. Buyer shall, if Seller so requests and at Seller's expense, cause the Company to file for and obtain any refunds or credits to which Seller is entitled under this Section 12.1.4. Buyer shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall cause the Company to authorize such persons as Seller shall designate to represent the Company with respect to such refund claim; provided, however, that if the (i) results of such claim (including the tax principles or issues underlying the claim) could reasonably be expected to have a Material Adverse Effect on the assets, business, operations or financial condition of Buyer, the Company or any of their Affiliates or their ability to treat any income or losses in a particular manner for tax calculation purposes for taxable periods ending after the Closing Date, or (ii) any such claim or prosecution thereof involves Taxes other than Taxes subject to indemnification, then Seller shall not prosecute or continue such prosecution of such claim without Buyer's written consent. Buyer shall cause the Company to forward to Seller any such refund within 30 days after the refund is received (or reimburse Seller for any such credit within 30 days after the credit is allowed or applied against Company's tax liabilities for periods after the Closing Date.

                 12.2. Section 338(h)(10) Election.

                         12.2.1. Buyer shall elect to file an election under
Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign Law with respect to the purchase of the Common Stock and the common stock to be acquired from Option Holders (collectively the "Election"). Seller shall join and shall cause any Affiliate to join in the Election. So long as the Election is made, Seller and Buyer shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, including the reasonable determination by Buyer and Seller of the fair market value of the Assets of the Company and the allocation of the deemed purchase price of the Assets of the Company within the meaning of Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder. Such determination and purchase price allocation shall be made in accordance with applicable tax law. Buyer shall provide Seller with such purchase price allocation no later than 30 days prior to the due date for filing the Election (the "Election Notice").

                         12.2.2. Buyer shall be responsible for the preparation
and filing of all forms and documents required in connection with the Election. On the Closing Date, Seller shall execute five copies of Form 8023-A provided by Buyer. In connection with the Election Notice, Buyer shall provide Seller with copies of (i) any necessary corrections, amendments, or supplements to such Form 8023-A, (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (iii) any comparable forms and attachments with respect to any applicable state, foreign, or local elections being made pursuant to the Election. Seller shall execute and deliver to Buyer within five days of receipt of the Election Notice such documents or forms as are required by any Tax Laws to complete properly the Election. Seller and Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Seller or Buyer in order to timely file the Election and any other required statements or schedules. Seller shall promptly execute and deliver to Buyer any amendments made to Form 8023-A (and any comparable state, local and foreign forms) subsequent to the filing of the Election and any attachments which are required to be filed under applicable Law.

                         12.2.3. Seller shall comply with all of the
requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder. Seller shall take no action which is inconsistent with the requirements for filing the Election under the Code and the applicable Treasury Regulations.

                         12.2.4 To the extent permitted by state and local Laws,
the principles and procedures of this Section 12 shall also apply with respect to a Section 338(h)(10) election or equivalent or comparable provision under state, local, or foreign Law, including, without limitation an election under
Section 338(g) of the Code or equivalent or comparable provision under state, local, or foreign Law. Seller covenants and agrees that to the extent that an election similar to a Section 338(h)(10) election under the Code is optional under any state, local, or foreign Law, Seller shall join in any such election as designated by Buyer in the Election Notice.

                 12.3. Use of "GSS Government Services". At the Closing, Seller shall be granted an exclusive license to use the name "GSS Government Services" in connection with the Navy Contracts.

                 12.4. State of Connecticut Uninsured Program. For purposes of this Section 12.4 only, the term "DMV Recoveries" shall mean the following amounts received by the Company after the Closing with respect to the agreement between the Company and the Department of Motor Vehicles of the State of Connecticut (the "DMV"), dated November 2, 1993 relating to uninsured motorists (the "DMV Agreement"), solely as such amounts relate to the Contracts in Process as reflected on the Company's Books and Records as of the Closing Date (the "Contracts in Process"): (i) amounts collected by the DMV as fines and remitted to the Company after the Closing Date, (ii) retroactive payments made by the DMV to the Company after the Closing Date for work performed by the Company prior to the Closing Date, and (iii) any prospective payments made by the DMV to the Company after the Closing Date exceeding $25,000 per month for the length of the DMV Agreement. To the extent the Company does not receive all of the amounts of the Contracts in Process within 18 months after the Closing, then Seller agrees to pay to Buyer, within 30 days after receipt of demand therefor, an amount (the "DMV Reimbursement Amount") equal to one-half of the following calculation: (A) the amount of the Contracts in Process less
(B) DMV Recoveries.

                 12.5 Employee Benefit Liability. Except as provided herein, neither Buyer, the Company, nor any of Buyer's Affiliates shall assume or be liable for any obligations under or with respect to any Employee Benefit Plan or Pension Plan. The Company is and shall be liable for obligations to employees of the Company (excluding employees identified on Schedule 5.21) for (i) accrued vacation pay which is reflected on the Balance Sheet set forth in Schedule 3.9 within "Accrued Miscellaneous Expenses" and does not exceed $70,000 in the aggregate, (ii) severance benefits which are not accrued or reflected on the Balance Sheet set forth in Schedule 3.9 and do not exceed $140,000 in the aggregate (exclusive of severance payments to which William Brumley and Alan Gallo may be entitled in accordance with employment agreements identified on
Schedule 3.15.17 for which the Company is liable), and (iii) amounts collected from employees pursuant to the Company's medical and dependent care reimbursement plan which are accrued and reflected on the Balance Sheet set forth in Schedule 3.9 within "Accrued Miscellaneous Expenses" and do not exceed $2,000, in the aggregate, all of the foregoing amounts being as of September 30, 1995. Provided such foregoing amounts are true and correct and increases thereto for the month of October 1995 are in the ordinary course consistent with past practice, Seller shall have no liability for such amounts.

                 12.6 Acknowledgement of CII Agreement Liability. Buyer acknowledges that accelerated royalty payments may become due upon the acquisition of a controlling interest in the Company as set forth in Section 4.6 of the Development Agreement by and between Connecticut Innovations Incorporated and the Company, dated as of January 29, 1993, and agrees that Seller shall have no liability for such accelerated payments.

                 12.7 Employee Payroll. Seller represents that all payments due to employees of the Company for compensation covering the period of October 14, 1995 through the Closing Date will be reflected on the Commercial Business balance sheet to be prepared by Seller as of the Closing Date in "Accrued Miscellaneous Expenses". Seller agrees to pay, or cause payment to be made, to employees of the Company for such compensation covering the period of October 14, 1995 through October 27, 1995, and Buyer agrees to reimburse, or cause reimbursement to be made, to Seller within 30 days of the Closing Date for such payment as evidenced to Buyer by a notice from Seller.

         13. MISCELLANEOUS

                 13.1. Notices. Any notice or other communication given pursuant to this Agreement must be in writing and (i) delivered personally, (ii) sent by telefacsimile or other similar facsimile transmission, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:


                          (a)     If to Seller:

                                  Analysis & Technology, Inc.
                                  Route 2, Technology Park
                                  North Stonington, Connecticut 06359-0220
                                  Attention:  David M. Nolf,
                                              Executive Vice President,
                                              Finance and Administration
                                  Facsimile number:  (203) 599-6503

                                  With copy to:

                                  Cummings & Lockwood
                                  Cityplace I
                                  185 Asylum Street
                                  Hartford, Connecticut 06103
                                  Attention:  James I. Lotstein
                                  Facsimile number:  (203) 724-3397

                          (b)     If to Buyer:

                                  General Electric Capital Corporation
                                  600 Hart Road
                                  Barrington, Illinois 60010
                                  Attention:  General Counsel -
                                              Auto Financial Services
                                  Facsimile number: (708) 304-3444

                                  With copy to:

                                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                  725 South Figueroa Street,
                                  Suite 3600
                                  Los Angeles, California 90017
                                  Attention:  Shirley E. Curfman
                                  Facsimile number:  (213) 955-7399


All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 13.1 will (i) if delivered personally or by overnight express, be deemed given upon delivery; (ii) if delivered by telefacsimile or similar

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

facsimile transmission, be deemed given when electronically confirmed; and (iii) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                 13.2. Noncompetition. Seller will refrain and will cause its present and future Affiliates (other than the Company) to refrain, from directly or indirectly:

                         (a) employing, engaging, or seeking to employ or
engage, at any time before the fifth anniversary of the Closing Date, any Person who is an officer, director or employee of the Company on the date hereof or on the Closing Date, unless such officer, director, employee, or other similar representative (i) resigns voluntarily (without any solicitation from Seller or any of their Affiliates), or (ii) is terminated by the Company after the Closing Date;

                         (b) causing or attempting to cause any Person to
terminate any Contract to which the Company is a party or is entitled to the benefits of, in whole or in part;

                         (c) directly or indirectly engaging in, or assisting or
encouraging any Person to engage in, the business carried on, or planned to be carried on, by the Company as of the Closing Date exclusive of the business pertaining to the Navy Contracts, or in any similar business, in the United States of America, at any time before the third anniversary of the Closing Date.

                 13.3. Entire Agreement. Except for documents executed by Seller, Buyer or Option Holders pursuant hereto, this Agreement (including all Schedules, exhibits or attachments hereto) supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and all confidential memoranda and projections prepared by on behalf of Seller or the Company; and this Agreement (including all Schedules, exhibits or attachments hereto) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                 13.4. Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 10 hereof), each of Seller and Buyer will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, and Seller shall be solely responsible and liable for any and all obligations to The Chicago

Corporation in connection with this Agreement and the transactions contemplated hereby.

                 13.5. Public Announcements. At all times at or before the Closing, Seller and Buyer will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, release to be made solely on behalf of a party. If Seller and Buyer are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by Law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this Section
13.5 may be disclosed or otherwise provided by Seller or Buyer to any Person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

                 13.6. Confidentiality. Each of Buyer and Seller will refrain, and will cause its respective officers, directors, employees and agents to refrain, from disclosing to any other Person any confidential documents or confidential information concerning the other party hereto furnished to it in connection with this Agreement or the transactions contemplated hereby, and Seller will refrain, and will cause its respective officers, directors, employees and agents, to refrain, from disclosing to any Person any confidential documents or confidential information concerning the Company unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of Law and notice of such disclosure is furnished in advance to such other party hereto; (ii) either party hereto deems it advisable (upon advice of such party's legal counsel) to disclose any such confidential documents or information in connection with the requirements of any securities Law; or (iii) such confidential documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party on a nonconfidential basis from other public sources.

                 13.7. Brokers. Seller will indemnify and hold harmless each Buyer Party in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Seller or the Company) claiming to have been engaged by Seller or the Company in connection with the transactions contemplated by this Agreement, and Seller will bear the cost of the reasonable out-of-pocket expenses incurred by each Buyer Party in investigating, defending against, or appealing any such claim or demand. Buyer will indemnify and hold harmless each Seller Party in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Buyer) claiming to have been engaged by Buyer in connection with the transactions contemplated by this Agreement, and Buyer will bear the cost of the reasonable out-of-pocket expenses incurred by each Seller Party in investigating, defending against, or appealing any such claim or demand.

                 13.8. Further Assurances. Seller and Buyer agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business and operations of the Company. Without limiting the generality of the foregoing, (a) Seller and Buyer will provide, and will cause their Affiliates to provide, representatives of the other reasonable access to all Books and Records of the other and its Affiliates reasonably requested by Buyer or Seller in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Company; and (b) Buyer will provide representatives of Seller and the U.S. Government, reasonable access to all Books and Records of the Company relating to the Company's Navy Contracts for so long as they are retained by the Company; and (c) each party hereto will execute such documents and instruments as the other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto to further effectuate the terms hereof. Seller and Buyer agree to retain, until the sixth anniversary of the Closing Date, all Books and Records of Seller and Buyer and their Affiliates that relate to the Company.

                 13.9. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

                 13.10. Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of Seller and Buyer.

                 13.11. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

                 13.12. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Buyer, each Seller Party (but only as to indemnification), each Buyer Party (but only as to indemnification), and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                 13.13. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Connecticut (without regard to the principles of conflict of laws) applicable to a Contract executed and performable in such state.

                 13.14. Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

                 13.15. No Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void), except as otherwise specifically provided herein and that Buyer may assign all or any part of its rights or obligations hereunder to one or more of its Affiliates without the consent of Seller; provided, however, that upon such assignment, Buyer will not be deemed to be released from any of its obligations hereunder.

                 13.16. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller and Buyer will not be materially and adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof;
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by the duly authorized officers of Seller and Buyer.


                                     ANALYSIS & TECHNOLOGY, INC.,
                                     a Connecticut corporation

                                        By:   /S/ DAVID M. NOLF
                                           -------------------------------------

                                           Name:  David M. Nolf
                                           -------------------------------------

                                           Title: Executive Vice President,
                                                  Chief Financial and
                                                  Administrative Officer
                                           -------------------------------------


                                     GENERAL ELECTRIC CAPITAL CORPORATION,
                                     a New York corporation


                                        By:   /S/ JOHN M. SQUAROK
                                           -------------------------------------

                                           Name:  John M. Squarok
                                           -------------------------------------

                                          Title:  Manager Finance
                                           -------------------------------------